Exhibit 10.1



                                  $200,000,000

                                CREDIT AGREEMENT

                                   dated as of

                                  April 1, 1999

                                      among

                       CADMUS COMMUNICATIONS CORPORATION,

                            The Banks Listed Herein,

                               NATIONSBANK, N.A.,
                             as Documentation Agent,

                           FIRST UNION NATIONAL BANK,
                              as Syndication Agent

                                       and

                              WACHOVIA BANK, N.A.,
                                    as Agent

                                CREDIT AGREEMENT

               AGREEMENT dated as of April 1, 1999 among CADMUS COMMUNICATIONS CORPORATION, the BANKS listed on the signature pages hereof, NATIONSBANK, N.A., as Documentation Agent, FIRST UNION NATIONAL BANK, as Syndication Agent, and WACHOVIA BANK, N.A., as Agent.

               The parties hereto agree as follows:

                                    ARTICLE I

                                  DEFINITIONS

               SECTION 1.01. Definitions. The terms as defined in this Section
1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

               "Acquired Entity" means Melham Holdings, Inc., a Delaware corporation.

               "Acquired Entity Group" means the Acquired Entity and each Person that is a Subsidiary of the Acquired Entity. For the purpose of this definition only, the definition of "Subsidiary" set forth in this Section shall be deemed to refer to a Subsidiary of the Acquired Entity instead of the Borrower.

               "Acquisition Agreement" means that certain Stock Purchase Agreement by and among the Borrower, Melham U.S. Inc., Purico (IOM) Limited and Paul F. Mack dated as of April 1, 1999, relating to the acquisition of the Acquired Entity together with all agreements, exhibits, schedules, annexes and documents executed or delivered in connection therewith.

               "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.05(c).

               "Affiliate" of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or
(iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

               "Agent" means Wachovia Bank, N.A., a national banking association organized under the laws of the United States of America, in its capacity as agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

               "Agent's Letter Agreement" means, collectively, (i) that certain letter agreement, dated as of February 5, 1999, between the Borrower and the Agent relating to the structure of the Term Loans, Swing Line Loans and Revolving Credit Loans, and certain fees from time to time payable by the Borrower to the Agent, and (ii) that certain letter agreement, dated as of February 5, 1999, between the Borrower and the Agent relating to certain fees from time to time payable by the Borrower to the Agent, as such letter agreements shall be modified, amended, supplemented or restated and in effect from time to time.

               "Agreement" means this Credit Agreement, together with all amendments and supplements hereto.

               "Applicable Commitment Fee Rate" has the meaning set forth in
Section 2.06(a).

               "Applicable Margin" has the meaning set forth in Section 2.05(a).

               "Assignee" has the meaning set forth in Section 9.07(c).

               "Assignment and Acceptance" means an Assignment and Acceptance executed in accordance with Section 9.07(c) in the form attached hereto as Exhibit H.

               "Authority" has the meaning set forth in Section 8.02.

               "Automatic Collateral Rights Event" means the occurrence of any of the following events at any time prior to the date on which Rating Level is Level 1: (1) the Cadmus Corporate Rating is: (a) B+ or lower from S&P; or (b) B1 or lower from Moody's; or (2) the Take Out Subordinated Debt shall have received a rating: (a) lower than "B" from S&P, or (b) lower than "B-2" from Moody's.

               "Bank" means each bank listed on the signature pages hereof as having a Term Loan Commitment and Revolving Credit Commitment, and its successors and assigns.

               "Base Rate" means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and (ii) one-half of one percent above the Federal Funds Rate for such day. For purposes of determining the Base Rate for any day, changes in the Prime Rate and the Federal Funds Rate shall be effective on the date of each such change.

               "Base Rate Borrowing" means: (i) a Term Loan Borrowing if the advances under such borrowing bear or are to bear interest calculated by reference to the Base Rate; and (ii) a Revolving Credit Borrowing if the advances under such borrowing bear or are to bear interest calculated by reference to the Base Rate.

               "Base Rate Loan" means: (i) the Term Loans during periods in which the Term Loans bear or are to bear interest calculated by reference to the Base Rate; and (ii) Revolving Credit Loans which bear or are to bear interest calculated by reference to the Base Rate.

               "Borrower" means Cadmus Communications Corporation, a corporation incorporated under the laws of the Commonwealth of Virginia, and its successors and permitted assigns.

               "Bridge Subordinated Debt" means any and all indebtedness, liabilities and obligations of the Borrower or any Subsidiary of the Borrower under the Bridge Subordinated Indentures, the Bridge Subordinated Notes and all amendments and modifications thereto and substitutions and replacements thereof.

               "Bridge Subordinated Indentures" means the Indentures dated as of April 1, 1999, among the Borrower or Mack Printing Company, as the case may be, the Guarantors (as defined therein) and Wilmington Trust Company, as trustee, as the same may be modified, amended, supplemented or restated from time to time in compliance with the provisions of Section 5.26.

               "Bridge Subordinated Notes" means the Borrower's or Mack Printing Company's, as the case may be, promissory notes and other evidences of indebtedness issued pursuant to the Bridge Subordinated Indentures and containing terms, conditions and other provisions substantially identical to the terms, conditions and other provisions of the form of Bridge Subordinated Notes approved by the Agent and the Lenders as contemplated by Section 3.01(p).

               "Cadmus Corporate Rating" means the corporate credit rating assigned by Moody's and S&P to the Borrower by private letter or on a similar confidential basis.

               "Capital Expenditures" means, for any period, the sum of all capital expenditures incurred during such period by the Borrower and its Consolidated Subsidiaries (other than capitalized interest), as determined in accordance with GAAP.

               "Capital Stock" means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

               "Cash Equivalents" means: (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million; (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

               "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. ss.9601 et seq. and its implementing regulations and amendments.

               "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

               "CFC Sale" means the sale by Washburn Graphics, Inc. and Washburn of New York, Inc. of the Cadmus Financial Communications' business unit which markets, sells and distributes financial printing services, mutual fund printing services, shareholder communications printing services and activities related thereto pursuant to the Sale Agreement.

               "Change of Law" shall have the meaning set forth in Section 8.02.

               "Closing Certificate" has the meaning set forth in Section
3.01(e).

               "Closing Date" means April 1, 1999.

               "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

               "Collateral" means, collectively, all of the property (including capital stock) in which Liens are purported to be granted pursuant to the Pledge Agreement as security for the Obligations.

               "Collateral Agency Agreement " means the Collateral Agency Agreement dated as of even date herewith among the Collateral Agent, the Banks, the Borrower, the Guarantors and the Pledgor Subsidiaries, substantially in the form attached hereto as Exhibit M.

               "Collateral Agent" means Wachovia Bank, N.A., a national banking association organized under the laws of the United States of America, in its capacity as collateral agent for the Secured Parties under the Pledge Agreement, the Guaranty, and the Collateral Agency Agreement.

               "Commitment Fee Determination Date" has the meaning set forth in
Section 2.06(a).

               "Commitment Fee Payment Date" means each March 31, June 30, September 30 and December 31.

               "Compliance Certificate" has the meaning set forth in Section 5.01(c).

               "Consolidated EBITDA" means, for any period, the sum of (a) Consolidated Net Income for such period, (b) taxes on income of the Borrower and its Consolidated Subsidiaries for such period to the extent deducted in determining Consolidated Net Income for such period, (c) Consolidated Interest Expense for such period, (d) book depreciation expenses of the Borrower and its Consolidated Subsidiaries for such period, and (e) amortization of intangible assets of the Borrower and its Consolidated Subsidiaries for such period, all determined with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP. In determining Consolidated EBITDA for any period, (i) any Consolidated Subsidiary acquired during such period by the Borrower or any other Consolidated Subsidiary shall be included on a pro forma, historical basis as if it had been a Consolidated Subsidiary during such entire period, (ii) any amounts which would be included in a determination of Consolidated EBITDA for such period with respect to assets acquired during such period by the Borrower or any Consolidated Subsidiary shall be included in the determination of Consolidated EBITDA for such period and the amount thereof shall be calculated on a pro forma, historical basis as if such assets had been acquired by the Borrower or such Consolidated Subsidiary prior to the first day of such period, (iii) any Consolidated Subsidiary sold during such period by the Borrower or any other Consolidated Subsidiary shall be excluded as if it had not been a Consolidated Subsidiary at any time during such period, and (iv) any amounts which would be otherwise included in a determination of Consolidated EBITDA for such period with respect to assets sold or otherwise disposed of during such period by the Borrower or any Consolidated Subsidiary shall be excluded in the determination of Consolidated EBITDA for such period and the amount excluded shall be calculated as if such assets had been sold or otherwise disposed of by the Borrower or such Consolidated Subsidiary prior to the first day of such period; provided that for each Fiscal Quarter ending June 30, 1999, September 30, 1999 and December 31, 1999, Consolidated EBITDA shall be increased by the amount of the Net EBITDA Adjustment for such Fiscal Quarter.

               "Consolidated Fixed Charges" for any period means the sum of (i) Consolidated Interest Expense for such period, and (ii) all scheduled principal payments due in respect of any Consolidated Total Debt for such period.

               "Consolidated Interest Expense" for any period means interest expensed in respect of Debt of the Borrower or any of its Consolidated Subsidiaries outstanding during such period; provided that there shall be excluded from Consolidated Interest Expense any amount that would otherwise be included therein with respect to the non-cash amortization of deferred financing costs.

               "Consolidated Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) any non-cash restructuring and/or integration charges taken by the Borrower in connection with the transactions described in the Acquisition Agreement up to an aggregate amount of $12,000,000, (ii) extraordinary items and (iii) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

               "Consolidated Net Worth" means, at any time, Stockholders'
Equity.

               "Consolidated Senior Debt" means, at any date, the Debt of the Borrower and its Consolidated Subsidiaries plus all Securitization Facility Attributed Debt, determined on a consolidated basis as of such date, but excluding Subordinated Debt.

               "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

               "Consolidated Total Assets" means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP.

               "Consolidated Total Debt" means, at any date, the Debt (including, without limitation, Subordinated Debt) of the Borrower and its Consolidated Subsidiaries plus all Securitization Facility Attributed Debt, determined on a consolidated basis as of such date.

               "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

               "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),
(iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person.

               "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

               "Default Rate" means, with respect to any Revolving Credit Loan, Swing Line Loan or Term Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any EuroDollar Loan or Base Rate Loan hereunder (irrespective of whether any such type of loans are actually outstanding hereunder).

               "Description of Take Out Notes" shall mean the document entitled "Description of Notes" attached hereto as Exhibit N.

               "Dollars" or "$" means dollars in lawful currency of the United States of America.

               "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Georgia and New York, New York are authorized or required by law to close.

               "Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

               "Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary required by any Environmental Requirement.

               "Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

               "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

               "Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

               "Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

               "Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

               "Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

               "Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law and the regulations promulgated and rulings issued thereunder. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

               "Euro-Dollar Borrowing" means: (i) a Term Loan Borrowing if the advances under such borrowing bear or are to bear interest at a rate based upon the London Interbank Offered Rate; and (ii) a Revolving Credit Borrowing if the advances under such borrowing bear or are to bear interest at a rate based upon the London Interbank Offered Rate.

               "Euro-Dollar Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

               "Euro-Dollar Loan" means: (i) the Term Loans during periods in which the Term Loans bear interest at a rate based upon the London Interbank Offered Rate; and (ii) Revolving Credit Loans which bear or are to bear interest at a rate based upon the London Interbank Offered Rate.

               "Euro-Dollar Reserve Percentage" has the meaning set forth in
Section 2.05(c).

               "Event of Default" has the meaning set forth in Section 6.01.

               "Executive Officer" means, with respect to any Person, the president, any vice president, the treasurer or the chief financial officer of such Person.

               "Existing Credit Agreement" means that certain Credit Agreement dated as of October 15, 1996 by and between the Borrower, the Agent, NationsBank, N.A., as Co-Agent and a bank, First Union National Bank of Virginia, as Co-Agent and a bank, and the other banks party thereto.

               "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Wachovia on such day on such transactions as determined by the Agent.

               "First Ratings Adjustment Date" shall mean the earlier of: (1) June 15, 1999; or (2) the date that the condition or conditions set forth in clause (1) or clause (2) of the definition of "Rating Level is Level 1" is or are satisfied.

               "Fiscal Quarter" means any fiscal quarter of the Borrower.

               "Fiscal Year" means any fiscal year of the Borrower.

               "Fixed Charge Coverage Ratio" means the ratio, measured as of the last day of each Fiscal Quarter, of (a) (i) Consolidated EBITDA for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters, less
(ii) Capital Expenditures for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters to (b) Consolidated Fixed Charges for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters.

               "GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

               "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

               "Guarantors" means the Significant Subsidiaries from time to time party to the Guaranty.

               "Guaranty" means the Guaranty Agreement executed by each of the Guarantors substantially in the form of Exhibit J hereto, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed, extended or restated from time to time.

               "Hazardous Materials" includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. ss.6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any "hazardous substance", "pollutant" or "contaminant", as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof,
(d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

               "Indemnity, Subrogation and Contribution Agreement" means the Indemnity, Subrogation and Contribution Agreement to be entered into among the Borrower, the Guarantors, the Pledgor Subsidiaries and the Collateral Agent, substantially in the form attached hereto as Exhibit K, as modified, amended, supplemented or restated from time to time.

               "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such borrowing and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

        (a) any Interest Period (subject to clause (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

        (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month; and

        (c) (i) any Interest Period applicable to the Term Loans which begins before the Term Loan Maturity Date and would otherwise end after the Term Loan Maturity Date shall end on the Term Loan Maturity Date; and (ii) any Interest Period applicable to a Revolving Credit Loan which begins before the Revolving Credit Maturity Date and would otherwise end after the Revolving Credit Maturity Date shall end on the Revolving Credit Maturity Date; and

(2) with respect to each Base Rate Borrowing, the period commencing on the date of such borrowing and ending 30 days thereafter; provided that:

        (a) any Interest Period (subject to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

        (b) (i)any Interest Period applicable to the Term Loans which begins before the Term Loan Maturity Date and would otherwise end after the Term Loan Maturity Date shall end on the Term Loan Maturity Date; and (ii) any Interest Period applicable to a Revolving Credit Loan which begins before the Revolving Credit Maturity Date and would otherwise end after the Revolving Credit Maturity Date shall end on the Revolving Credit Maturity Date.

(3) with respect to each Swing Line Borrowing, the period commencing on the date of such borrowing and ending 1 to 14 days thereafter, as the Borrower may request in the applicable Swing Line Loan Request; provided that:

        (a) any Interest Period (subject to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

        (b) no Interest Period may be selected which begins before the Revolving Credit Maturity Date and would otherwise end after the Revolving Credit Maturity Date.

               "Investment" means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

               "Lending Office" means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower and the Agent.

               "Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

               "Loan Documents" means this Agreement, the Notes, the Guaranty, the Pledge Agreement, the Indemnity, Subrogation and Contribution Agreement, the Collateral Agency Agreement, any other document evidencing, relating to or securing the Term Loans, the Swing Line Loans or the Revolving Credit Loans, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes, the Guaranty, the Pledge Agreement, the Indemnity, Subrogation and Contribution Agreement, the Collateral Agency Agreement, or the Term Loans, the Swing Line Loans or the Revolving Credit Loans, as such documents and instruments may be amended or supplemented from time to time.

               "Loan Parties" means collectively the Borrower and each Subsidiary of the Borrower that is now or hereafter a party to any of the Loan Documents.

               "London Interbank Offered Rate" has the meaning set forth in
Section 2.05(c).

               "Mack/Seller Promissory Notes" means the three (3) 11.5% Subordinated Promissory Notes due March 31, 2010, in a principal amount not to exceed $6,415,000, issued by the Borrower to the Sellers (as defined in the Acquisition Agreement) under and pursuant to the Acquisition Agreement.

               "Margin Stock" means "margin stock" as defined in Regulation T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

               "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or the Banks under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of this Agreement, any Note, the Guaranty or the Pledge Agreement.

               "Moody's" means Moody's Investors Service, Inc., and its successors and assigns.

               "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

               "Net Disposition Proceeds" means the aggregate proceeds received by the Borrower or a Subsidiary, in cash or any Cash Equivalent (including payments in respect of deferred payment obligations when received in form of cash or Cash Equivalents), upon the disposition of any property (whether real, personal, mixed, tangible or intangible, including any Stock), after deducting from the amount of such proceeds the sum of:

               (a)    all reasonable costs and expenses of such disposition;

               (b) all amounts actually set aside as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such disposition;

               (c) all taxes actually paid or payable by the Borrower or such Subsidiary as a result of gain recognized in connection with the sale of such property; and

               (d) any amount actually paid by the Borrower or such Subsidiary to discharge, or cause the discharge of, any Lien on such property;

provided, however: (1) that if at any time any non-cash consideration received by the Borrower or any Subsidiary of the Borrower, as the case may be, in connection with any disposition of any property is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute a disposition of assets hereunder and the Net Disposition Proceeds thereof shall be applied in accordance with this Agreement; and (2) so long as the Subordinated Debt is outstanding, the term "Net Disposition Proceeds" shall include, without limitation, the "Net Cash Proceeds" as defined in the Description of Take Out Notes.

               "Net EBITDA Adjustment" means, for any period, solely for calculating Consolidated EBITDA for any four-quarter period ending on or before the first anniversary of the Closing Date, an amount (up to a maximum amount of $3,034,000 for any such four-Fiscal Quarter period) equal to any quantifiable cost savings which the Borrower demonstrates in reasonable detail to the Agent as having been realized by the Borrower and its Subsidiaries as a result of or in connection with the Pending Acquisition, such cost savings in each case to be given pro forma effect as if they had been realized commencing as of the beginning of the third Fiscal Quarter immediately preceding the Fiscal Quarter in which the Borrower demonstrates such cost savings to the Agent (in each case without duplication of any amounts already included in Consolidated EBITDA for the relevant period or any portion thereof).

               "Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

               "Net Proceeds of Capital Stock" means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock (including, without limitation, the aggregate amount of any and all Debt converted into Capital Stock), from a Person other than the Borrower or a Consolidated Subsidiary, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

               "Net Proceeds of Debt" means any cash proceeds received by the Borrower or a Subsidiary in respect of the incurrence of Debt (other than Subordinated Debt and Debt permitted under Section 5.10, without giving effect to any amendment to or waiver of Section 5.10) of the Borrower or such Subsidiary, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Subsidiary directly in connection with the issuance of such Debt.

               "Net Proceeds of Stock" means any cash proceeds received by the Borrower or a Subsidiary in respect of the private or public issuance of Stock of the Borrower or such Subsidiary, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Subsidiary directly in connection with the issuance of such Stock.

               "Net Take Out Proceeds" has the meaning set forth in Section 5.30(a).

               "Note" means a Term Loan Note, the Swing Line Note or a Revolving Credit Note and "Notes" means the Term Loan Notes, Swing Line Notes and the Revolving Credit Notes or any or all of them, as the context shall require.

               "Notice of Borrowing" has the meaning set forth in Section 2.02.

               "Obligations" means the collective reference to all indebtedness, obligations and liabilities to the Banks, the Swing Line Lender, the Agent or the Collateral Agent existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Loan Parties under this Agreement or any other Loan Document.

               "Officer's Certificate" has the meaning set forth in Section 3.01(f).

               "Participant" has the meaning set forth in Section 9.07(b).

               "Participating Subsidiary" means any Subsidiary of the Borrower that is a participant in a Permitted Securitization.

               "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

               "Pending Acquisition" means the acquisition by the Borrower of all of the issued and outstanding capital stock and warrants of the Acquired Entity from Melham U.S. Inc., Purico (IOM) Limited and Paul F. Mack pursuant to the Acquisition Agreement.

               "Permitted Acquisition" means the acquisition of shares of capital stock or other equity interests of any Person by the Borrower or any Subsidiary of the Borrower if: (A) immediately after giving effect to such acquisition (i) such Person is a Consolidated Subsidiary; (ii) the Borrower controls such Person directly or indirectly through a Subsidiary; and (iii) no Default shall have occurred and be continuing; (B) the line or lines of business engaged in by such Person are related to the lines of business engaged in by the Borrower and its Subsidiaries on the Closing Date; (C) such acquisition is made on a negotiated basis with the approval of the Board of Directors of the Person to be acquired; and (D) such acquisition is permitted under Section 5.24.

               "Permitted Sale/Leaseback Transaction" means with respect to any Fiscal Year, one or more Sale/Leaseback Transactions entered into during such Fiscal Year provided the aggregate fair market value of the real and personal property subject to such transactions has an aggregate fair market value of $10,000,000 or less.

               "Permitted Securitization" means any financing program providing for the sale or transfer of Securitization Assets by the Borrower or its Participating Subsidiaries, in transactions purporting to be sales (and treated as sales for GAAP purposes): (1) to one or more limited purpose financing companies, special purpose entities and/or other financial institutions; (2) in each case, on a nonrecourse basis as to the Borrower and the Participating Subsidiaries subject to Standard Securitization Undertakings; and (3) in each case, for the fair market value of the Securitization Assets sold or transferred, including cash in an amount at least equal to 75% of the fair market value thereof, as determined in accordance with GAAP.

               "Person" means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

               "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

               "Pledge Agreement" means the Pledge Agreement dated as of even date herewith executed by the Borrower and the other Loan Parties thereto in favor of the Collateral Agent, for the ratable benefit of the Banks, substantially in the form attached hereto as Exhibit L, as modified, amended, supplemented or restated from time to time.

               "Pledgor Subsidiary" has the meaning set forth in Section 5.23. Without limiting the terms of Section 5.23, on the Closing Date, the term Pledgor Subsidiaries includes: Cadmus Printing Group, Inc., Cadmus Marketing Group, Inc., Melham, Inc. and Mack Printing Company.

               "Prime Rate" refers to that interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate.

               "Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

               "Purchase Money Note" means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower in connection with a Permitted Securitization to a Receivables Subsidiary which note shall be repaid from cash available to the Receivables Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

               "Rate Determination Date" has the meaning set forth in Section 2.05(a).

               "Rating Level is Level 1" means that, on the First Ratings Adjustment Date or the Second Ratings Adjustment Date, as applicable, either:
(1) the Cadmus Corporate Rating is: (a) "Ba2" or higher from Moody's and (b) "BB" or higher from S&P; or (2) the Borrower shall have issued pursuant to a public offering or an offering under Rule 144A promulgated under the Securities Act of 1933, the Take Out Subordinated Debt in accordance with Section 5.30 and which Take Out Subordinated Debt shall have received ratings of "B+" or higher from S&P, and of "B1" or higher from Moody's.

               "Rating Level is Level 2" means that neither the conditions described in clause (1) of the definition of Rating Level is Level 1 nor the condition described in clause (2) of the definition of Rating Level is Level 1 have been satisfied.

               "Receivables Subsidiary" means a special purpose, bankruptcy remote Wholly Owned Subsidiary of the Borrower which may be formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Securitization Assets in connection with and pursuant to a Permitted Securitization.

               "Redeemable Preferred Stock" of any Person means any preferred stock or equivalent issued by such Person which is at any time prior to the Term Loan Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

               "Reported Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

               "Requesting Banks" means at any time (1) Banks having at least 33?% of the aggregate amount of the sum of: (i) Revolving Credit Commitments; and (ii) Term Loan Commitments; or, (2) if the Revolving Credit Commitments and Term Loan Commitments are no longer in effect, Banks holding at least 33?% of the aggregate outstanding principal amount of the Notes.

               "Required Banks" means: (A) at any time Wachovia holds more than 22 1/2% of the aggregate sum of the Revolving Credit Commitments and Term Loan Commitments or if the Revolving Credit Commitments and Term Loan Commitments are no longer in effect, at any time Wachovia holds more than 22 1/2% of the aggregate outstanding principal amount of the Notes: (1) Banks having at least 55% of the aggregate amount of the sum of: (i) Revolving Credit Commitments; and
(ii) Term Loan Commitments; or, (2) if the Revolving Credit Commitments and Term Loan Commitments are no longer in effect, Banks holding at least 55% of the aggregate outstanding principal amount of the Notes; and (B) at any time Wachovia holds an amount less than or equal to 22 1/2% of the aggregate sum of the Revolving Credit Commitments and Term Loan Commitments or if the Revolving Credit Commitments and Term Loan Commitments are no longer in effect, at any time Wachovia holds an amount less than or equal to 22 1/2% of the aggregate outstanding principal amount of the Notes: (1) Banks having at least 66 2/3% of the aggregate amount of the sum of: (i) Revolving Credit Commitments; and (ii) Term Loan Commitments; or, (2) if the Revolving Credit Commitments and Term Loan Commitments are no longer in effect, Banks holding at least 66 2/3% of the aggregate outstanding principal amount of the Notes.

               "Restricted Payment" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock.

               "Revolving Credit Borrowing" shall mean a borrowing under the Revolving Credit Commitments consisting of Revolving Credit Loans made to the Borrower at the same time by the Banks pursuant to Article II. A Revolving Credit Borrowing is a "Euro-Dollar Borrowing" if such Revolving Credit Loans are made as Euro-Dollar Loans and a "Base Rate Borrowing" if such Revolving Credit Loans are made as Base Rate Loans.

               "Revolving Credit Commitment" means with respect to each Bank,
(i) the amount designated as the Revolving Credit Commitment set forth opposite the name of such Bank on the signature pages hereof, or (ii) as to any Bank which enters into an Assignment and Acceptance (whether as transferor Bank or as Assignee thereunder), the amount of such Bank's Revolving Credit Commitment after giving effect to such Assignment and Acceptance, in each case as such amount may be reduced from time to time pursuant to Sections 2.07 and 2.08.

               "Revolving Credit Loan" means a Base Rate Loan or a Euro-Dollar Loan made under the Revolving Credit Commitment and Revolving Credit Loans means Base Rate Loans or Euro-Dollar Loans made under the Revolving Credit Commitments, or any or all of them, as the context shall require.

               "Revolving Credit Maturity Date" shall mean March 31, 2004.

               "Revolving Credit Notes" means promissory notes of the Borrower, each substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Revolving Credit Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto and "Revolving Credit Note" means any one of such Revolving Credit Notes.

               "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors and assigns.

               "Sale Agreement" means that certain Asset Purchase Agreement by and among Washburn Graphics, Inc., Washburn of New York, Inc., the Borrower and R.R. Donnelley & Sons Company dated as of March 20, 1999, together with all agreements, exhibits, schedules, annexes and documents executed or delivered in connection therewith.

               "Sale/Leaseback Transaction" means any arrangement with any Person providing, directly or indirectly, for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

               "Second Ratings Adjustment Date" shall mean, the earlier of: (1) July 31, 1999; (2) the date that the condition or conditions set forth in clause
(1) or clause (2) of the definition of "Rating Level is Level 1" is or are satisfied; or (3) the date that the Borrower has notified the Agent and Banks that the conditions set forth in the definition of "Rating Level is Level 1" will not be satisfied.

               "Section 5.31 Collateral" means, collectively, any and all of the property (real, personal or other) in which the Collateral Agent, on behalf of the Secured Parties, is provided a security interest pursuant to Section 5.31.

               "Section 5.31 Security Instruments" shall have the meaning set forth in Section 5.31.

               "Secured Parties" shall have the meaning set forth in the Collateral Agency Agreement.

               "Securitization Assets" means all accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Participating Subsidiaries which are sold or transferred pursuant to a Permitted Securitization, and any assets related thereto, including without limitation (i) all collateral given by any of the foregoing, (ii) all contracts and all guarantees (but not by the Borrower or any of its Subsidiaries) or other obligations directly related to any of the foregoing, (iii) other related assets including those set forth in the Securitization Documents, and (iv) proceeds of all of the foregoing.

               "Securitization Documents" shall mean all documentation relating to any Permitted Securitization.

               "Securitization Facility Attributed Debt" at any time shall mean, without duplication, the aggregate net outstanding amount theretofore paid to the Receivables Subsidiary, the Borrower or Participating Subsidiaries in respect of the Securitization Assets sold or transferred by it in connection with a Permitted Securitization (it being the intent of the parties that the amount of Securitization Facility Attributed Debt at any time outstanding approximate as closely as possible the principal amount of Debt which would be outstanding at such time under the Permitted Securitization if the same were structured as a secured lending agreement rather than a purchase agreement).

               "Security" has the meaning assigned to such term in Section 2(l) of the Securities Act of 1933, as amended.

               "Seller Securities" means collectively: (i) the shares of common stock issued by the Borrower and delivered to the Sellers (as defined in the Acquisition Agreement) in connection with the Pending Acquisition; and (ii) that certain Registration Rights Agreement dated April 1, 1999, by and between the Borrower and the Sellers (as defined in the Acquisition Agreement).

               "Senior Leverage Ratio" means, as of any date, the ratio of (i) Consolidated Senior Debt as of such date to (ii) Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date.

               "Significant Subsidiary" means collectively: (A) each Subsidiary that is a member of the Significant Subsidiary Group; and (B) in addition to the Subsidiaries described in (A), each Subsidiary that at any time Guarantees, all or any part, of the Subordinated Debt. As used herein, "Significant Subsidiary Group" as at any date means one or more Subsidiaries which account for (or in the case of a recently formed or acquired Subsidiary would so account for on a pro forma historical basis) at least (A)90% of Consolidated Total Assets as measured as at the end of the then most recently ended Fiscal Year or (B)90% of Consolidated EBITDA for either of the two most recently ended Fiscal Years. A Subsidiary shall be a "Significant Subsidiary" if such Subsidiary is included in the group of Subsidiaries, determined in accordance with the terms of the following sentence, accounting for either: (1) the Consolidated Total Assets measured under part (A) of the preceding sentence, but not the Consolidated EBITDA measured under part (B) of the preceding sentence; or (2) the Consolidated EBITDA measured under part (B) of the preceding sentence, but not the Consolidated Total Assets measured under part (A) of the preceding sentence; or (3) the Consolidated EBITDA measured under part (B) of the preceding sentence and the Consolidated Total Assets measured under part (A) of the preceding sentence. The determination of the Significant Subsidiary or the Significant Subsidiaries comprising the Significant Subsidiary Group as of any date shall be made on the basis of a group consisting of the smallest number of Subsidiaries necessary to comprise the Significant Subsidiary Group as of such date. Notwithstanding the foregoing, on the Closing Date, the Significant Subsidiary Group shall be determined by reference to the Consolidated Total Assets and Consolidated EBITDA as measured at and for the four quarter period ending December 31, 1998 and shall be comprised of: (i) American Graphics, Inc; (ii) Cadmus Journal Services, Inc.; (iii) Washburn Graphics, Inc.; (iv) Mack Printing Company; (v) Port City Press, Inc.; (vi) Mack Printing Group, Inc.; (vii) Science Craftsman, Incorporated; (viii) Expert Graphics, Inc.; (ix) Cadmus Direct Marketing, Inc.; and (x) Three Score, Inc.

               "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which are reasonably customary in an accounts receivable securitization.

               "Stock" of any Person means any and all shares, interests, participations, or other equivalents (however designated) of capital stock, any and all equivalent ownership interests and any and all other equity Security of any classification, of such Person or any Subsidiary of such Person (to the extent issued to a Person other than such Person or a wholly owned subsidiary of such Person) and any and all warrants or options to purchase any of the foregoing.

               "Stockholders' Equity" means, at any time, the shareholders' equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries.

               "Subordinated Debt" means (i) Debt of the Borrower and Mack Printing Company evidenced by the Bridge Subordinated Notes and the Bridge Subordinated Documents, (ii) Debt of the Borrower evidenced by the Mack/Seller Promissory Notes, (iii) the Take-Out Subordinated Debt incurred pursuant to and in accordance with Section 5.30; and (iv) subordinated Guarantees of Debt described in clause (i), (ii) or (iii) of this definition by the Borrower or any Subsidiary pursuant to the Bridge Subordinated Indentures and any other instruments or agreements in form and substance satisfactory to the Agent and the Required Banks.

               "Subordinated Debt Documents" means: (1) the Bridge Subordinated Indentures, the Bridge Subordinated Notes, and each note, security instrument, guaranty, agreement, opinion, certificate and other document executed or delivered pursuant thereto or in connection therewith; (2) the Mack/Seller Promissory Notes and each note, security instrument, guaranty, agreement, opinion, certificate and other document executed or delivered pursuant to or in connection with the Mack/Seller Promissory Notes; and (3) each note agreement, indenture, note, security, instrument, guaranty, agreement, opinion, certificate and other document executed or delivered pursuant to or in connection with the Take Out Subordinated Debt.

               "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower. For purposes of the representations and warranties in Article IV (and the definitions of defined terms used in Article IV) made on the Closing Date in connection with the initial Borrowing (other than the representation and warranty contained in Section 4.04(a)) , each Person that is a member of the Acquired Entity Group shall be deemed to be a Subsidiary.

               "Supplemental Mortgages" has the meaning set forth in Section
5.31.

               "Swing Line Borrowing" means a Swing Line Loan made to the Borrower by the Swing Line Lender pursuant to Article II.

               "Swing Line Lender" means Wachovia Bank, N.A.

               "Swing Line Loan" means a loan made by the Swing Line Lender pursuant to Section 2.13 hereof.

               "Swing Line Note" means the promissory note of the Borrower, substantially in the form of Exhibit O hereto, evidencing the obligation of the Borrower to repay the Swing Line Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto.

               "Take Out Issuance Date" means the date that the proceeds of the Take Out Subordinated Debt are disbursed to the Borrower and the Borrower has applied the proceeds of the Take Out Subordinated Debt to repay the Bridge Subordinated Debt.

               "Take Out Subordinated Debt" means the Debt of the Borrower incurred pursuant to and in accordance with Section 5.30 and evidenced pursuant to instruments, agreements and other documents containing the terms and conditions described in the Description of Take Out Notes and such other or different terms and conditions as are permitted under Section 5.30.

               "Taxes" has the meaning set forth in Section 2.11(c).

               "Term Loans" means the loans made by the Banks under the Term Loan Commitments and "Term Loan" means any one of such Term Loans. Except as may be required pursuant to Section 2.05(f), at no time shall there be more than one
(1) Interest Period applicable to the Term Loans outstanding at the same time (for which purpose Interest Periods described in different numbered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous).

               "Term Loan Borrowing" shall mean a borrowing under the Term Loan Commitments consisting of Term Loans made to the Borrower at the same time by the Banks pursuant to Article II. A Term Loan Borrowing is a "Euro-Dollar Borrowing" if such Term Loans are made as Euro-Dollar Loans and a "Base Rate Borrowing" if such Term Loans are made as Base Rate Loans.

               "Term Loan Commitment" means, with respect to each Bank, (i) the amount designated as the Term Loan Commitment set forth opposite the name of such Bank on the signature pages hereof, or (ii) as to any Bank which enters into an Assignment and Acceptance (whether as transferor Bank or as Assignee thereunder), the amount of such Bank's Term Loan Commitment after giving effect to such Assignment and Acceptance, in each case as such amount may be reduced from time to time pursuant to Section 2.08.

               "Term Loan Commitment Reduction Date" means each March 31, June 30, September 30 and December 31, commencing on June 30, 1999, and continuing until the Term Loan Maturity Date.

                "Term Loan Maturity Date" means March 31, 2004.

               "Term Loan Notes" means promissory notes of the Borrower, each substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay the Term Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto and "Term Note" means any one of such Term Notes.

               "Third Parties" means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

               "Total Assets" of any Person means, at any time, the total assets of such Person, as set forth or reflected on the most recent balance sheet of such Person, prepared in accordance with GAAP.

               "Total Leverage Ratio" means, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date.

               "Total Unused Revolving Credit Commitments" means at any date, an amount equal to: (A) the aggregate amount of the Revolving Credit Commitments of all of the Banks at such time, less (B) the sum of: (i) the aggregate outstanding principal amount of the Revolving Credit Loans of all of the Banks at such time, plus (ii) the aggregate outstanding principal amount of the Swing Line Loans at such time.

               "Transferee" has the meaning set forth in Section 9.07(d).

               "Unused Revolving Credit Commitment" means at any date, with respect to any Bank, an amount equal to its Revolving Credit Commitment less the aggregate outstanding principal amount of its Revolving Credit Loans.

               "Voting Stock" means capital stock in a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

               "Wachovia" means Wachovia Bank, N.A., a national banking association and its successors.

               "Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

               "Y2K Plan" has the meaning set forth in Section 4.19.

               "Year 2000 Compliant and Ready" as used herein means that (a) the Borrower's and its Subsidiaries' hardware and software systems material to the operation of its business and its general business plan will (i) handle date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part, (ii) operate, accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any material change in performance, and (iii) store and provide date input information without creating any ambiguity as to the century, and (b) the Borrower has developed alternative plans to ensure business continuity in the event of the failure of any or all of items (i) through (iii) above.

               SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks, unless with respect to any such change concurred in by the Borrower's independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan
Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in
Section 4.04).

               SECTION 1.03. Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

               SECTION 1.04. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

               SECTION 1.05. References. Unless otherwise indicated, references in this Agreement to "Articles", "Exhibits", "Schedules", and "Sections" are references to articles, exhibits, schedules and sections hereof.

                                   ARTICLE II

                                  THE CREDITS

               SECTION 2.01.  Commitments to Lend.

               (a) Revolving Credit Loans. Each Bank severally agrees, on the terms and conditions set forth herein, to make Revolving Credit Loans to the Borrower from time to time before the Revolving Credit Maturity Date; provided that, immediately after each such Revolving Credit Loan is made, the aggregate outstanding principal amount of Revolving Credit Loans by such Bank (together with, in the case of the Swing Line Lender, the aggregate principal amount of all Swing Line Loans) shall not exceed the amount of its Revolving Credit Commitment, provided further that the aggregate principal amount of all Revolving Credit Loans, together with the aggregate principal amount of all Swing Line Loans, at any one time outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of all of the Banks at such time. Each Revolving Credit Borrowing that is a Euro-Dollar Borrowing under this Section shall be in an aggregate principal amount of $2,500,000 or any larger multiple of $500,000 and each Revolving Credit Borrowing that is a Base Rate Borrowing under this Section shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $500,000 (except that any such Revolving Credit Borrowing may be in the aggregate amount of the Total Unused Revolving Credit Commitments) and shall be made from the several Banks ratably in proportion to their respective Revolving Credit Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a), repay or, to the extent permitted by Section 2.09, prepay Revolving Credit Loans and reborrow under this Section 2.01(a) at any time before the Revolving Credit Maturity Date.

               (b) The Term Loans. (i) Each Bank severally agrees, on the terms and conditions set forth herein, to make Term Loans to the Borrower from time to time before the Term Loan Maturity Date; provided that, except as may be required pursuant to Section 2.05(f), at no time shall any Bank have more than one Term Loan outstanding and immediately after each such Term Loan is made, the aggregate outstanding principal amount of Term Loans by such Bank shall not exceed such Bank's Term Loan Commitment; and provided further that the aggregate principal amount of all Term Loans at any one time outstanding shall not exceed the aggregate amount of the Term Loan Commitments of all of the Banks at such time. Each Term Loan Borrowing under this Section shall be made from the several Banks ratably in proportion to their respective Term Loan Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(b), repay or to the extent permitted by Section 2.09, prepay Term Loans and reborrow under this Section 2.01(b) at any time before the Term Loan Maturity Date; provided, however, (y) the proceeds of any Term Loan Borrowing, other than the initial Term Loan Borrowing, shall be used exclusively for the purpose of repaying Term Loans maturing on the date of such Term Loan Borrowing and for no other purpose; and (z) the ability to reborrow may be limited by the provisions of Section 2.08 hereof.

                      (ii) On the Closing Date: (y) the initial Term Loan Borrowing shall be made by the Banks to the Borrower; and (z) in connection with the initial Term Loan Borrowing, each Bank shall make a Term Loan to the Borrower in an amount equal to such Bank's Term Loan Commitment. The Term Loans comprising the initial Term Loan Borrowing shall be Euro-Dollar Loans bearing interest at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted London Interbank Offered Rate for an Interest Period of one month. The Term Loans shall at all times be either Euro-Dollar Loans or Base Rate Loans; provided that if the Borrower is otherwise entitled under this Agreement to repay any Term Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Term Loan Borrowing and the Borrower fails to repay such Term Loans using its own moneys and fails to give a Notice of Borrowing in connection with a new corresponding Term Loan Borrowing, a new Term Loan Borrowing shall be deemed to be made on the date such Term Loans mature in an amount equal to the principal amount of the Term Loans so maturing and such new Term Loan Borrowing shall be comprised of Base Rate Loans with an Interest Period of 30 days.

               SECTION 2.02. Method of Borrowing Revolving Credit Loans and Term Loans . (a) The Borrower shall give the Agent notice in the form attached hereto as Exhibit I (a "Notice of Borrowing") prior to 11:00 A.M. (Atlanta, Georgia time) on the Domestic Business Day of each Base Rate Borrowing and at least 3 Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:

               (i) whether such borrowing constitutes a Revolving Credit Borrowing or Term Loan Borrowing and the date of such borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

               (ii) the aggregate amount of the Revolving Credit Borrowing or Term Loan Borrowing, as the case may be; and

               (iii) whether the Term Loans comprising a Term Loan Borrowing or the Revolving Credit Loans comprising a Revolving Credit Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

               (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

               (c) Not later than 2:00 P.M. (Atlanta, Georgia time) on the date of each Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, referenced in the Notice of Borrowing, each Bank shall (except as provided in subsection (d) of this Section) make available its ratable share of such Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address referred to in or specified pursuant to Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address. Unless the Agent receives notice from a Bank, at the Agent's address referred to in Section 9.01, no later than: (i) 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Euro-Dollar Borrowing stating that such Bank will not make the applicable Euro-Dollar Loan in connection with such Revolving Credit Borrowing or Term Loan Borrowing, as the case may be; or (ii) 12:00 P.M. (local time at such address) on the Domestic Business Day of a Base Rate Borrowing stating that such Bank will not make the applicable Base Rate Loan in connection with such Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, the Agent shall be entitled to assume that such Bank will make the Revolving Credit Loan or Term Loan in connection with such Revolving Credit Borrowing or Term Loan Borrowing and, in reliance on such assumption, the Agent may (but shall not be obligated to) make available such Bank's ratable share of such Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, to the Borrower for the account of such Bank. If the Agent makes such Bank's ratable share available to the Borrower and such Bank does not in fact make its ratable share of such Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, available on such date, the Agent shall be entitled to recover such Bank's ratable share from such Bank or the Borrower (and for such purpose shall be entitled to charge such amount to any account of the Borrower with the Agent), together with interest thereon for each day during the period from the date of such Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, until such sum shall be paid in full at a rate per annum equal to the rate at which the Agent determines that it obtained (or could have obtained) overnight Federal funds to cover such amount for each such day during such period, provided that any such payment by the Borrower of such Bank's ratable share and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Revolving Credit Loan or Term Loan, as the case may be, included in such borrowing for purposes of this Agreement.

               (d) If any Bank makes: (i) a new Revolving Credit Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Revolving Credit Loan from such Bank or (ii) a new Term Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Term Loan from such Bank, such Bank shall apply the proceeds of its new Revolving Credit Loan or Term Loan, as the case may be, to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (c) of this Section, or remitted by the Borrower to the Agent as provided in Section 2.11, as the case may be.

               (e) Notwithstanding anything to the contrary contained in this Agreement, no Euro-Dollar Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived in writing.

               (f) In the event that a Notice of Borrowing fails to specify whether the Revolving Credit Loans comprising such Revolving Credit Borrowing are to be Base Rate Loans or Euro-Dollar Loans, such Revolving Credit Loans shall be made as Base Rate Loans. If the Borrower is otherwise entitled under this Agreement to repay any Revolving Credit Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Revolving Credit Borrowing and the Borrower fails to repay such Revolving Credit Loans using its own moneys and fails to give a Notice of Borrowing in connection with a new corresponding Revolving Credit Borrowing, a new Revolving Credit Borrowing shall be deemed to be made on the date such Revolving Credit Loans mature in an amount equal to the principal amount of the Revolving Credit Loans so maturing, and the Revolving Credit Loans comprising such new Revolving Credit Borrowing shall be Base Rate Loans.

               (g) Notwithstanding anything to the contrary contained herein,
(i) there shall not be more than nine (9) different Interest Periods outstanding at the same time (for which purpose Interest Periods described in different numbered clauses of the definition of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous) applicable to the Revolving Credit Loans and (ii) the proceeds of any Revolving Credit Borrowing that is a Base Rate Borrowing shall be applied first to repay the unpaid principal amount of all Revolving Credit Borrowings that are Base Rate Loans (if any) outstanding immediately before such Base Rate Borrowing.

               SECTION 2.03. Notes. (a) The Revolving Credit Loans of each Bank shall be evidenced by a single Revolving Credit Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank's Revolving Credit Commitment.

               (b) The Term Loan of each Bank shall be evidenced by a single Term Loan Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank's Term Loan Commitment.

               (c) The Swing Line Loans made by the Swing Line Lender to the Borrower shall be evidenced by a single Swing Line Note payable to the order of the Swing Line Lender.

               (d) Upon receipt of each Bank's Notes pursuant to Section 3.01, the Agent shall deliver such Notes to such Bank. Each Bank shall record, and prior to any transfer of its Notes shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Revolving Credit Loan or Term Loan, as the case may be, made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and whether, in the case of such Bank's Revolving Credit Note or Term Loan Note, such Revolving Credit Loan or Term Loan, as the case may be, is a Base Rate Loan or Euro-Dollar Loan, and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank's Notes; provided that the failure of any Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes or the ability of any Bank to assign its Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

               SECTION 2.04. Maturity of Revolving Credit Loans and Term Loans.

               (a) Revolving Credit Loans. Each Revolving Credit Loan included in any Revolving Credit Borrowing shall mature, and the principal amount thereof shall be due and payable, on the first to occur of: (i) the last day of the Interest Period applicable to such Revolving Credit Borrowing; or (ii) the Revolving Credit Maturity Date; provided, however, that the aggregate outstanding principal amount of all Revolving Credit Loans at any one time outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of all of the Banks at such time.

               (b) Term Loans. Each Term Loan included in any Term Loan Borrowing shall mature, and the principal amount thereof shall be due and payable, on the first to occur of: (i) the last day of the Interest Period applicable to such Term Loan Borrowing; or (ii) the Term Loan Maturity Date; provided, however, that the aggregate outstanding principal amount of all Term Loans at any one time outstanding shall not exceed the aggregate amount of the Term Loan Commitments of all of the Banks at such time.

               SECTION 2.05. Interest Rates. (a) "Applicable Margin" shall be determined quarterly based upon the Total Leverage Ratio (calculated as of the last day of each Fiscal Quarter), as follows:

               (I) (a) For the period from and including the First Ratings Adjustment Date and continuing at all times thereafter, if the Rating Level is Level 1 on the First Ratings Adjustment Date, and (b) for the period from and including the Second Ratings Adjustment Date and continuing at all times thereafter if the Rating Level is Level 1 on the Second Ratings Adjustment Date:

                                                                           Revolving    Credit
If the Total                                        Term  Loans  that are  Loans    that   are
Leverage Ratio is:              Base Rate Loans     Euro-Dollar Loans      Euro-Dollar Loans
------------------              ---------------     -----------------      -----------------
Greater than or equal to 4.0         .75%                 2.75%                 2.75%
to 1.0
Greater than or equal to 3.5
to 1.0 but less than 4.0 to          .50%                 2.25%                 2.25%
1.0
Greater than or equal to 3.0
to 1.0 but less than 3.5 to          .25%                 2.00%                 2.00%
1.0
Greater than or equal to 2.5
to 1.0 but less than 3.0 to            0%                 1.75%                 1.75%
1.0
Less than 2.5 to 1.0                   0%                 1.50%                 1.50%


               (II) For the period from and including the Second Ratings Adjustment Date and continuing at all times thereafter if the Rating Level is Level 2 on the Second Ratings Adjustment Date:

                                                                           Revolving    Credit
If the Total                                        Term  Loans  that are  Loans    that   are
Leverage Ratio is:              Base Rate Loans     Euro-Dollar Loans      Euro-Dollar Loans
------------------              ---------------     -----------------      -----------------
Greater than or equal to 4.0          1.25%                 3.25%                 3.25%
to 1.0
Greater than or equal to 3.5
to 1.0 but less than 4.0 to           1.00%                 2.75%                 2.75%
1.0
Greater than or equal to 3.0
to 1.0 but less than 3.5 to           .625%                2.375%                2.375%
1.0
Greater than or equal to 2.5
to 1.0 but less than 3.0 to           .375%                2.125%                2.125%
1.0
Less than 2.5 to 1.0                   .25%                 1.75%                 1.75%


The Applicable Margin shall be determined effective as of the date (herein, the "Rate Determination Date") which is 45 days after the last day of the Fiscal Quarter as of the end of which the Total Leverage Ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 45 days after the last day of the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Rate Determination Date next following the Fiscal Quarter ending September 30, 1999, the Applicable Margin shall be: (I) for the periods: (1) from and including the Closing Date to but excluding the First Ratings Adjustment Date; (2) from and including the First Ratings Adjustment Date and continuing thereafter, if the Rating Level is Level 1 on the First Ratings Adjustment Date, to but excluding the Rate Determination Date next following the Fiscal Quarter ending September 30, 1999; and (3) from and including the Second Ratings Adjustment Date and continuing thereafter, if the Rating Level is Level 1 on the Second Ratings Adjustment Date, to but excluding the Rate Determination Date next following the Fiscal Quarter ending September 30, 1999: (A) .50% for Base Rate Loans, and (B) (y) 2.25% for Term Loans that are Euro-Dollar Loans; and (z) 2.25% for Revolving Credit Loans that are Euro-Dollar Loans, and (II) for the periods: (1) from and including the First Ratings Adjustment Date to but excluding the Second Ratings Adjustment Date if the Rating Level is Level 2 on the First Ratings Adjustment Date; and
(2) from and including the Second Ratings Adjustment Date and continuing thereafter if the Rating Level is Level 2 on the Second Ratings Adjustment Date, to but excluding the Rate Determination Date next following the Fiscal Quarter ending September 30, 1999: (A) 1.00% for Base Rate Loans, and (B) (y) 2.75% for Term Loans that are Euro-Dollar Loans; and (z) 2.75% for Revolving Credit Loans that are Euro-Dollar Loans, (ii) in the case of any Applicable Margin determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Rate Determination Date shall be the date which is 90 days after the last day of such final Fiscal Quarter and such Applicable Margin shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Rate Determination Date the Borrower shall have failed to deliver to the Banks the financial statements required to be delivered pursuant to Section 5.01(b) with respect to the Fiscal Quarter most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Banks the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which the Borrower shall deliver to the Banks annual financial statements required to be delivered pursuant to Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined as if the Total Leverage Ratio was greater than 4.0 to 1.0 at all times during such period. Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to each Revolving Credit Loan and Term Loan outstanding on such Rate Determination Date; provided that (i) for Euro-Dollar Loans, changes in the Applicable Margin shall only be effective for Interest Periods commencing on or after such Rate Determination Date, and (ii) no Applicable Margin shall be decreased pursuant to this Section 2.05(a) if a Default is in existence on such Rate Determination Date, unless and until such Default shall have been cured or waived in writing.

               (b) Each Term Loan and Revolving Credit Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Base Rate Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan (excluding a Swing Line Loan) shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

               (c) Each Term Loan and Revolving Credit Loan that is a Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest Period; provided that if any Euro-Dollar Loan shall, as a result of clause (1)(c) of the definition of Interest Period, have an Interest Period of less than one month, such Euro-Dollar Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

               The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

               The "London Interbank Offered Rate" applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rate appears on the display designated as Page "3750" of the Telerate Service (or such other page as may replace Page 3750 of that service or such other service or services as may be nominated by the British Banker's Association for the purpose of displaying London Interbank Offered Rates for U.S. dollar deposits) determined as of 1:00 p.m. New York City time, 2 Euro-Dollar Business Days prior to the first day of such Interest Period.

               "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

               (d) The Agent shall determine each interest rate applicable to the Term Loans, Swing Line Loans and Revolving Credit Loans hereunder. The Agent shall give prompt notice to the Borrower and the Banks by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

               (e) After the occurrence and during the continuance of a Default, the principal amount of the Term Loans and Revolving Credit Loans (excluding any Swing Line Loans) (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Banks, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Banks elect to do so, any overdue principal of and, to the extent permitted by law, overdue interest on any Term Loan and on any Revolving Credit Loan (excluding any Swing Line Loan) shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate. After the occurrence and during the continuance of a Default, the principal amount of the Swing Line Loans (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Swing Line Lender, bear interest at the Default Rate.

               (f) Notwithstanding anything herein to the contrary, if one or more Term Loan Commitment Reduction Dates are scheduled to occur during an Interest Period in which the Term Loans are Euro-Dollar Loans other than on the last day of such Interest Period, then during such Interest Period a portion of the outstanding balance of the Term Loans which is equal to the aggregate amount of the principal payment due on the Term Loans on such Term Loan Commitment Reduction Dates shall be Base Rate Loans, and only the remaining portion of the outstanding principal of the Term Loans shall constitute Euro-Dollar Loans.

               (g) Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Base Rate. Such interest shall be payable for such Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on the Swing Line Loans may, at the election of the Swing Line Lender, bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

               SECTION 2.06. Fees. (a) The Borrower shall pay to the Agent for the ratable account of each Bank a commitment fee equal to the product of: (i) the aggregate of the daily average amounts of such Banks' Unused Revolving Credit Commitments during the applicable period, times (ii) a per annum percentage equal to the Applicable Commitment Fee Rate. Such commitment fee shall accrue from and including the Closing Date to and including the Revolving Credit Maturity Date. Commitment fees shall be payable quarterly in arrears on the first Commitment Fee Payment Date following each Commitment Fee Determination Date and on the Revolving Credit Maturity Date; provided that should the Revolving Credit Commitments be terminated at any time prior to the Revolving Credit Maturity Date for any reason, the entire accrued and unpaid commitment fee through the date of termination shall be paid on the date of such termination. The "Applicable Commitment Fee Rate" shall be determined quarterly based upon the Total Leverage Ratio (calculated as of the last day of each Fiscal Quarter), as follows:

               (I) (a) For the period from and including the First Ratings Adjustment Date and continuing at all times thereafter, if the Rating Level is Level 1 on the First Ratings Adjustment Date, and (b) for the period from and including the Second Ratings Adjustment Date and continuing at all times thereafter if the Rating Level is Level 1 on the Second Ratings Adjustment Date:


         If the Total Leverage Ratio is:         Applicable Commitment Fee Rate
         -------------------------------         ------------------------------
        Greater than or equal to 4.0 to 1.0                       .50%
        Greater than or equal to 3.5 to 1.0
        but less than 4.0 to 1.0                                  .50%
        Greater than or equal to 3.0 to 1.0
        but less than 3.5 to 1.0                                  .40%
        Greater than or equal to 2.5 to 1.0
        but less than 3.0 to 1.0                                  .30%
        Less than 2.5 to 1.0                                      .25%

               (II) For the period from and including the Second Ratings Adjustment Date and continuing at all times thereafter if the Rating Level is Level 2 on the Second Ratings Adjustment Date:


         If the Total Leverage Ratio is:         Applicable Commitment Fee Rate
         -------------------------------         ------------------------------
        Greater than or equal to 4.0 to 1.0                      .625%
        Greater than or equal to 3.5 to 1.0
        but less than 4.0 to 1.0                                 .625%
        Greater than or equal to 3.0 to 1.0
        but less than 3.5 to 1.0                                 .525%
        Greater than or equal to 2.5 to 1.0
        but less than 3.0 to 1.0                                 .425%
        Less than 2.5 to 1.0                                     .375%

The Applicable Commitment Fee Rate shall be determined effective as of the date (herein, the "Commitment Fee Determination Date") which is 45 days after the last day of the Fiscal Quarter as of the end of which the Total Leverage Ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Commitment Fee Rate so determined shall remain effective from such Commitment Fee Determination Date until the date which is 45 days after the last day of the Fiscal Quarter in which such Commitment Fee Determination Date falls (which latter date shall be a new Commitment Fee Determination Date); provided that (i) for the period from and including the Closing Date to but excluding the Commitment Fee Determination Date next following the Fiscal Quarter ending September 30, 1999, the Applicable
Commitment Fee Rate shall be: (I) for the periods: (1) from and including the Closing Date to but excluding the First Ratings Adjustment Date; (2) from and including the First Ratings Adjustment Date and continuing thereafter, if the Rating Level is Level 1 on the First Ratings Adjustment Date, to but excluding the Commitment Fee Determination Date next following the Fiscal Quarter ending September 30, 1999; and (3) from and including the Second Ratings Adjustment
Date and continuing thereafter, if the Rating Level is Level 1 on the Second Ratings Adjustment Date, to but excluding the Commitment Fee Determination Date next following the Fiscal Quarter ending September 30, 1999; .50%; and (II) for the periods: (1) from and including the First Ratings Adjustment Date to but excluding the Second Ratings Adjustment Date if the Rating Level is Level 2 on the First Ratings Adjustment Date; and (2) from and including the Second Ratings Adjustment Date and continuing thereafter if the Rating Level is Level 2 on the Second Ratings Adjustment Date, to but excluding the Commitment Fee
Determination Date next following the Fiscal Quarter ending September 30, 1999;
 .625%; (ii) in the case of any Applicable Commitment Fee Rate determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Commitment Fee Determination Date shall be the date which is 90 days after the last day of such final Fiscal Quarter and such Applicable Commitment Fee Rate shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Commitment Fee Determination Date the Borrower shall have failed to deliver to the Banks the financial statements required to be delivered pursuant to Section 5.01(b) with respect to the Fiscal Quarter most recently ended prior to such Commitment Fee Determination Date, then for the period beginning on such Commitment Fee Determination Date and ending on the earlier of (A) the date on which the Borrower shall deliver to the Banks the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, and (B) the date on which the Borrower shall deliver to the Banks annual financial statements required to be delivered pursuant to
Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Commitment Fee Rate shall be determined as if the Total Leverage Ratio was greater than 4.0 to 1.0 at all times during such period; provided that the Applicable Commitment Fee Rate shall not be decreased pursuant to this Section 2.06(a) if a Default is in existence on the related Commitment Fee Determination Date, unless and until such Default shall have been cured or waived in writing.

               (b) The Borrower shall pay to the Agent, for the account and sole benefit of the Agent, such fees and other amounts at such times as set forth in the Agent's Letter Agreement.

               SECTION 2.07. Optional Termination or Reduction of Revolving Credit Commitments. The Borrower may, upon at least 3 Domestic Business Days' notice to the Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $5,000,000 or any larger multiple of $1,000,000, the Revolving Credit Commitments; provided, however, no such termination or reduction shall be in an amount greater than the Total Unused Revolving Credit Commitments on the date of such termination or reduction after giving effect to any repayment or prepayment made on such date. If the Revolving Credit Commitments are terminated in their entirety, all accrued fees (as provided under Section 2.06(a)) shall be payable on the effective date of such termination.

               SECTION 2.08. Mandatory Reduction and Termination of Commitments.

               (a) Revolving Credit Commitments. The Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date and any Revolving Credit Loan then outstanding (together with accrued interest thereon) shall be due and payable in full on such date.

               (b) Term Loan Commitments. (1) The Term Loan Commitments shall terminate on the Term Loan Maturity Date and any Term Loans then outstanding (together with accrued interest thereon) shall be due and payable in full on such date.

               (2) The aggregate amount of the Term Loan Commitments shall be reduced as follows:
           Term Loan Commitment Reduction
           Date in the Month and Year Indicated           Amount of Reduction
           -------------------------------------          -------------------
                           June 1999                        $1,250,000
                        September 1999                      $1,250,000
                         December 1999                      $1,250,000
                          March 2000                        $1,250,000
                           June 2000                        $2,500,000
                        September 2000                      $2,500,000
                         December 2000                      $2,500,000
                          March 2001                        $2,500,000
                           June 2001                        $3,000,000
                        September 2001                      $3,000,000
                         December 2001                      $3,000,000
                          March 2002                        $3,000,000
                           June 2002                        $3,250,000
                        September 2002                      $3,250,000
                         December 2002                      $3,250,000
                          March 2003                        $3,250,000
                           June 2003                        $3,750,000
                        September 2003                      $3,750,000
                         December 2003                      $3,750,000
                          March 2004                        $3,750,000

               (3) If the Borrower shall repay or prepay any Term Loans other than with the proceeds of a new Term Loan Borrowing under the Term Loan Commitments then there shall be a mandatory reduction of the Term Loan Commitments to an amount equal to the aggregate principal amount of all Term Loans then outstanding (after giving effect to such repayment or prepayment).

               (c)    Additional Reductions to Term Loan Commitments.

               (1) On each occasion that the Borrower or any of its Subsidiaries shall issue any Stock or incur any Debt (excluding, however, Subordinated Debt and Debt permitted under Section 5.10, without giving effect to any amendment to or waiver of Section 5.10), the Borrower shall immediately give the notice required by Section 2.08(d) on the date of such issuance or incurrence, and on the date which is three Euro-Dollar Business Days after the date of the Borrower's or Subsidiary's, as the case may be, receipt of the Net Proceeds of Stock (in the case of issuance of stock) or Net Proceeds of Debt (in the case of incurrence of Debt), as the case may be, the Term Loan Commitments shall be automatically reduced, in accordance with Section 2.08(c)(4), in an amount equal to 100% of the Net Proceeds of Stock (in the case of issuance of Stock) or 100% of the Net Proceeds of Debt (in the case of incurrence of Debt), as the case may be.

               (2) In the event and on each occasion of a sale, lease, transfer or other disposition by the Borrower or any Subsidiary of any real or personal property in any Fiscal Year (including, without limitation, the sale or other transfer of Securitization Assets but excluding a sale, lease, transfer or other disposition of assets pursuant to a Permitted Sale/Leaseback Transaction) resulting in Net Disposition Proceeds in excess of $250,000, or, when aggregated with all other Net Disposition Proceeds received by the Borrower or any Subsidiary during such Fiscal Year, are in excess of $250,000, then simultaneously with each such sale, lease, transfer or other disposition, the Borrower shall immediately give the notice required by Section 2.08(d), and on the date which is three Euro-Dollar Business Days after the date of receipt of the applicable Net Disposition Proceeds, the Term Loan Commitments shall be automatically reduced, in accordance with Section 2.08(c)(4) in an amount equal to the excess of (i) the sum of (A) the Net Disposition Proceeds thereof and (B) the aggregate amount of all Net Disposition Proceeds received from all other sales, leases, transfers or other dispositions by the Borrower and its Subsidiaries during such Fiscal Year, over (ii) the aggregate amount of reductions in the Term Loan Commitments previously made during such Fiscal Year pursuant to this paragraph (2). Notwithstanding anything contained herein to the contrary the Term Loan Commitments shall not be reduced pursuant to this Section 2.08(c)(2) by the proceeds from the sale, lease, transfer or other disposition by the Borrower or any Subsidiary of any equipment (expressly excluding Net Disposition Proceeds arising from the sale or other transfer of Securitization Assets) if the entire Net Disposition Proceeds of such sold, leased, transferred or disposed equipment are used by the Borrower or the applicable Subsidiary to purchase equipment or other fixed assets having a market value equal to or greater than the equipment so disposed provided such equipment or other fixed assets are purchased within 120 days of the Borrower's or such applicable Subsidiary's receipt of such Net Disposition Proceeds. The Borrower covenants and agrees that: (1) 100% of the gross proceeds payable to the Borrower or any Subsidiary in connection with any sale or other transfer of Securitization Assets shall be in cash or a Cash Equivalent; and (2) no less than 80% of the gross proceeds payable to the Borrower or any Subsidiary in connection with any sale, lease, transfer or other disposition of any real or personal property which is not permitted under Section 5.13 (but has been approved by the Required Banks) shall be in cash or a Cash Equivalents and received at the time of such disposition.

               (3) In the event there shall occur any casualty or condemnation with respect to any real or personal property of the Borrower or its Subsidiaries and if pursuant to Section 5.29 and the proceeds arising from such casualty or condemnation are required to be used to reduce the Term Loan Commitments, then the Borrower shall immediately give the notice required by
Section 2.08 (d), and not more than three Euro-Dollar Business Days after such notice, the Term Loan Commitments shall be automatically reduced, in accordance with Section 2.08(c)(4) in an amount equal to 100% of such proceeds.

               (4) Any reduction to the Term Loan Commitments pursuant to
Section 2.08(c) shall be applied to reduce the Term Loan Commitments of the several Banks ratably. Any optional reduction of the Term Loan Commitments shall reduce the amount of any subsequent mandatory reductions pursuant to paragraph
(2) of Section 2.08(b) in their inverse chronological order of maturity. No mandatory reduction of the Term Loan Commitments pursuant to any paragraph of
Section 2.08(b) or any paragraph of this Section 2.08 (c) shall reduce the amount of any subsequent mandatory reduction of the Term Loan Commitments pursuant to such paragraph or any other paragraph of Section 2.08 (b) or this
Section 2.08(c).

               (d) The Borrower shall give the Agent written notice of any mandatory reduction of the Term Loan Commitments to be made pursuant to paragraph (1), (2) or (3) of Section 2.08(c), specifying the date of such reduction, the amount of such reduction and that such reduction is being made pursuant to Section 2.08(c) (and specifying the paragraph of Section 2.08(c) pursuant to which such reduction is being made). Any such notice is irrevocable, once given. Any and all reductions to the Revolving Credit Commitments and Term Loan Commitments under this Agreement shall be permanent and irrevocable.

               SECTION 2.09. Optional Prepayments of Revolving Credit Loans and Term Loans. (a) The Borrower may, upon at least 1 Domestic Business Day's notice to the Agent, prepay any Revolving Credit Loan or Term Loan that is a Base Rate Borrowing (excluding a Swing Line Loan) in whole at any time, or from time to time in part in amounts aggregating at least $2,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Revolving Credit Loans or Term Loans, as the case may be, of the several Banks included in such Base Rate Borrowing; provided that except as provided in and subject to the terms of
Section 2.08(b), (c) and (d), such prepayment shall be applied as directed by the Borrower.

               (b) Except as provided in Section 8.02, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the last day of an Interest Period applicable thereto, unless such prepayment is accompanied by the amount due with respect thereto under Section 8.05(a).

               (c) The Borrower may prepay any Swing Line Loan in whole at any time, or from time to time in part in amounts aggregating at least $100,000 or any larger multiple thereof by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

               (d) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

               SECTION 2.10. Mandatory Prepayments. (a) On each date on which the Revolving Credit Commitments are reduced or terminated pursuant to Section
2.07 or Section 2.08, the Borrower shall repay or prepay such principal amount of the outstanding Revolving Credit Loans, if any (together with interest accrued thereon and any amounts due under Section 8.05(a)), as may be necessary so that after such payment the aggregate unpaid principal amount of the Revolving Credit Loans does not exceed the aggregate amount of the Revolving Credit Commitments as then reduced. Each such payment or prepayment shall be applied to repay or prepay ratably the Revolving Credit Loans of the several Banks.

               (b) On each date on which the Term Loan Commitments are reduced pursuant to Section 2.08, the Borrower shall repay or prepay such principal amount of the outstanding Term Loans, if any (together with interest accrued thereon and any amounts due under Section 8.05(a)), as may be necessary so that after such payment the aggregate unpaid principal amount of the Term Loans does not exceed the aggregate amount of the Term Loan Commitments as then reduced. Each such payment or prepayment shall be applied to repay or prepay ratably the Term Loans of the several Banks.

               SECTION 2.11. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Term Loans, Swing Line Loans and Revolving Credit Loans and of commitment fees hereunder, not later than 11:00 A.M. (Atlanta, Georgia time) on the date when due, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address referred to in Section 9.01, and any such payment to the Agent in accordance with this Section 2.11 shall satisfy in full the Borrower's obligation to make such payment hereunder and under the Notes. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks.

               (b) Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

               (c) All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Term Loan, Swing Line Loan or Revolving Credit Loan or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Bank, (i) taxes imposed on or measured by its net income, (ii) franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof, and (iii) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being "Taxes"). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Term Loan, Swing Line Loan or Revolving Credit Loan or fee or other amount, promptly after receiving notice thereof, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to such Bank additional amounts as may be necessary in order that the amount received by such Bank after the required withholding or other payment shall equal the amount such Bank would have received had no such withholding or other payment been made. If no withholding or deduction of Taxes are payable in respect of any Term Loan, Swing Line Loan or Revolving Credit Loan or fee relating thereto, upon the request of any Bank having a reasonable belief or concern that such Bank may be subject to Taxes, the Borrower shall furnish, at such Bank's request, a certificate from each applicable taxing authority or an opinion of counsel acceptable to such Bank, in either case stating that such payments are exempt from or not subject to withholding or deduction of Taxes. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes or certificate(s) or opinion of counsel of exemption, the Borrower hereby agrees to compensate such Bank for, and indemnify it with respect to, the tax consequences of the Borrower's failure to provide evidence of tax payments or tax exemption.

               In the event any Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.11, it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided, however, if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

               Each Bank organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrower, with a copy to the Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Bank is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Bank further agrees to deliver to the Borrower, with a copy to the Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Bank notifies the Borrower and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withhold tax.

               Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

               SECTION 2.12. Computation of Interest and Fees. Interest on Base Rate Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on Euro-Dollar Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Commitment fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

               SECTION 2.13. Swing Line Loans. (a) The Borrower may prior to the Revolving Credit Maturity Date, as set forth in this Section, request the Swing Line Lender to make, and the Swing Line Lender prior to the Revolving Credit Maturity Date will make, Swing Line Loans to the Borrower, in an aggregate principal amount at any one time outstanding, not exceeding $10,000,000, provided that:

               (i) there may be no more than two (2) different Interest Periods for Swing Line Loans outstanding at the same time;

               (ii) the aggregate principal amount of all Swing Line Loans, together with the aggregate outstanding principal amount of all outstanding Revolving Credit Loans, at any one time outstanding shall not at any one time exceed the aggregate amount of the Revolving Credit Commitments of all of the Banks at such time; and

               (iii) the aggregate principal amount of all Swing Line Loans, together with all outstanding Revolving Credit Loans made by the Swing Line Lender, at any one time outstanding shall not exceed the Revolving Credit Commitment of the Swing Line Lender.

               (b) When the Borrower wishes to request a Swing Line Loan, it shall give the Agent notice substantially in the form of Exhibit P hereto (a "Swing Line Loan Request") so as to be received no later than 11:00 A.M. (Atlanta, Georgia time) on or before the date of the proposed Swing Line Borrowing proposed therein (or such other time and date as the Borrower and the Swing Line Lender may agree), specifying:

               (i) the proposed date of such Swing Line Borrowing, which shall be a Domestic Business Day (the "Borrowing Date");

               (ii) the aggregate amount of such Swing Line Borrowing, which shall be at least $500,000 (or in larger multiples of $100,000) but shall not cause the limits specified in Section 2.13(a) to be violated; and

               (iii) the duration of the Interest Period applicable thereto, which shall be 1 to 14 days.

               The Borrower may request Swing Line Loans for up to two (2) different Interest Periods in a single Swing Line Loan Request; provided that the request for each separate Interest Period shall be deemed to be a separate Swing Line Loan Request for a separate Swing Line Borrowing. Except as otherwise provided in the immediately preceding sentence, the Borrower shall not deliver a Swing Line Loan Request more frequently than once every 3 Domestic Business Days.

               (c) The Swing Line Lender shall make the amount of such Swing Line Loan available to the Borrower on such date by depositing the same, in immediately available funds, in an account of such Borrower maintained with the Swing Line Lender.

               (d) Subject to the limitations contained in this Agreement, the Borrower may borrow under this Section 2.13, prepay and reborrow under this
Section 2.13 at any time before the Revolving Credit Maturity Date. Each Swing Line Loan included in any Swing Line Borrowing shall mature, and the principal amount thereof shall be due and payable, on the first to occur of: (i) the last day of the Interest Period applicable to such Swing Line Borrowing; or (ii) the Revolving Credit Maturity Date;

               (e) At any time, upon the request of the Swing Line Lender, each Bank other than the Swing Line Lender shall, on the third Domestic Business Day after such request is made, purchase a participating interest in Swing Line Loans in an amount equal to its ratable share (based upon its respective Revolving Credit Commitment) of such Swing Line Loans. On such third Domestic Business Day, each Bank will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swing Line Lender has received from any such Bank its participating interest in a Swing Line Loan, the Agent receives any payment on account thereof, the Agent will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Agent is required to be returned, such Bank will return to the Agent any portion thereof previously distributed by the Agent to it. Each Bank's obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or any other Person may have against the Swing Line Lender requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Revolving Credit Commitments, provided that no Bank shall be required to purchase a participating interest in any Swing Line Loan first advanced after the Swing Line Lender has actual knowledge of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person; (iv) any breach of this Agreement by the Borrower or any other Bank, provided that no Bank shall be required to purchase a participating interest in any Swing Line Loan, if the aggregate outstanding principal amount of all Swing Line Loans exceeds $10,000,000; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

               (f) Notwithstanding anything contained in this Agreement to the contrary, the Swing Line Loan facility contained in this Section 2.13 shall terminate immediately upon: (i) Wachovia's removal or resignation as Agent; or
(ii) termination of the Revolving Credit Commitments (whether at maturity or otherwise).

                                   ARTICLE III

                            CONDITIONS TO BORROWINGS

               SECTION 3.01. Conditions to Closing. On or before the Closing Date, the Borrower shall satisfy each of the following conditions:

               (a) receipt by the Agent from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;

               (b) receipt by the Agent of a duly executed Revolving Credit Note, Swing Line Note and Term Loan Note for the account of each Bank complying with the provisions of Section 2.03;

               (c) receipt by the Agent of an opinion (together with any opinions of local counsel relied on therein) of Mays & Valentine, L.L.P., counsel for the Loan Parties, dated as of the Closing Date, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Agent or any Bank may reasonably request;

               (d) receipt by the Agent of an opinion of Womble, Carlyle, Sandridge & Rice, PLLC, special counsel for the Agent, dated as of the Closing Date, substantially in the form of Exhibit D hereto and covering such additional matters relating to the transactions contemplated hereby as the Agent may reasonably request;

               (e) receipt by the Agent of a certificate (the "Closing Certificate"), dated the Closing Date, substantially in the form of Exhibit E hereto, signed by the Vice President and Treasurer or another senior financial officer of the Borrower and of each Loan Party, to the effect that (i) no Default has occurred and is continuing on the Closing Date; and (ii) the representations and warranties of the Loan Parties contained in the Loan Documents are true on and as of the Closing Date;

               (f) receipt by the Agent of all documents which the Agent may reasonably request relating to the existence of each Loan Party, the corporate authority for and the validity of each Loan Document to which it is a party and any other matters relevant hereto, all in form and substance satisfactory to the Agent, including without limitation a certificate of incumbency of such Loan Party (the "Officer's Certificate"), signed by the Secretary or an Assistant Secretary of such Loan Party, substantially in the form of Exhibit F hereto, certifying as to the names, true signatures and incumbency of the officer or officers of such Loan Party authorized to execute and deliver the Loan Documents to which it is a party, and certified copies of the following items: (i) such Loan Party's Certificate of Incorporation (or its equivalent), (ii) such Loan Party's Bylaws, (iii) a certificate of the Secretary of State (or its equivalent) of the State of incorporation of such Loan Party as to the existence of such Loan Party as a corporation organized under the laws of such state, and
(iv) the action taken by the Board of Directors of such Loan Party authorizing such Loan Party's execution, delivery and performance of the Loan Documents to which it is a party;

               (g) receipt by the Collateral Agent of the Guaranty, duly executed by each Guarantor;

               (h) receipt by the Agent of (i) the Collateral Agency Agreement, duly executed by each Loan Party which is party thereto, and (ii) the Indemnity, Subrogation and Contribution Agreement, duly executed by each Loan Party which is a party thereto;

               (i) receipt by the Collateral Agent of the Pledge Agreement, duly executed by each Loan Party which is a party thereto;

               (j) receipt by the Collateral Agent of certificates representing shares of all capital stock pledged under the Pledge Agreement to the Collateral Agent, accompanied by instruments of transfer and stock powers endorsed in blank, together with evidence satisfactory to the Collateral Agent that such capital stock has been duly and validly pledged thereunder to the Collateral Agent for the ratable benefit of the Banks and is subject to no other Lien other than the Lien created under the Pledge Agreement to secure the Obligations;

               (k) the Agent and the Banks shall have received copies of the Acquisition Agreement and any other material documents relating to the Pending Acquisition that the Agent and Banks may request and the Agent and the Banks in their sole discretion shall be satisfied with the terms of the Pending Acquisition and the Acquisition Agreement and any such additional material documents relating to the Pending Acquisition that the Agent and Banks may have requested;

               (l) the Borrower shall have demonstrated to the Agent and the Banks in their sole discretion, that (i) all conditions to the closing of the Pending Acquisition required to have been met have been met or waived (with the consent of the Agent and the Banks) (including, without limitation, evidence that all governmental and third party filings, consents and approvals have been obtained and are in full force and effect, and all waiting periods have expired without any adverse action being taken or imposed on the Borrower or its Subsidiaries or any of their respective businesses or properties by any governmental authority), (ii) the Acquisition Agreement is in full force and effect, (iii) the consummation of the Pending Acquisition will occur immediately upon the funding of the initial loans under this Agreement, and (iv) immediately after giving effect to the consummation of the Pending Acquisition, the Acquired Entity Group shall have no Debt and be subject to no Lien (other than as set forth on Schedule 3.01 hereto);

               (m) the Agent and the Banks shall have received copies of the Sale Agreement and any other material documents relating to the CFC Sale as the Agent or any Bank may request and the Agent and the Banks shall be satisfied in their sole discretion with the terms of the CFC Sale and the Sale Agreement and any such additional material documents relating to the CFC Sale as the Banks and Agent may have requested;

               (n) receipt by the Agent and the Banks of evidence satisfactory to the Agent and the Banks that the Existing Credit Agreement shall have been terminated and the Debt evidenced thereby repaid in full, or shall be terminated and repaid in full simultaneously with the initial funding of the Revolving Credit Loans and Term Loans under this Agreement;

               (o) the Borrower shall have delivered to the Agent and the Banks true and complete copies of the Bridge Subordinated Indentures and the forms of the Bridge Subordinated Notes to be issued pursuant thereto and all other documentation relating to the Bridge Subordinated Notes as the Agent or any Bank may request;

               (p) (i) the Bridge Subordinated Notes shall have been issued, with gross proceeds paid (or credited) to the Borrower of at least $110,000,000, and all terms and conditions of the Bridge Subordinated Notes, the Bridge Subordinated Indentures and the other documentation related thereto shall be satisfactory to the Agent and the Banks in their sole discretion (including, without limitation, the costs and expenses incurred by the Borrower directly in connection with the issuance of such Bridge Subordinated Debt being less than $1,250,000); (ii) the Bridge Subordinated Debt shall not at any time bear a rate of interest (exclusive of any applicable default rate) in excess of 14% per annum; (iii) the principal amount of the Bridge Subordinated Notes made by Mack Printing Company shall not exceed $10,000,000; and (iv) the Agent and the Banks shall have determined in their sole discretion that the Revolving Credit Loans, Term Loans, Swing Line Loans and all of the other Obligations constitute "Senior Debt" for all purposes of the Bridge Subordinated Indentures, the Bridge Subordinated Notes and the Bridge Subordinated Debt.

               (q) (i) the Borrower shall have delivered to the Agent and the Banks evidence satisfactory to the Agent and the Banks of issuance of the Seller Securities and true and complete copies of the Mack/Seller Promissory Notes and all other documentation relating to the Seller Securities and the Mack/Seller Promissory Notes as the Agent or any Bank may request; (ii) the Mack/Seller Promissory Notes and Seller Securities shall have been issued, with total gross proceeds paid (or credited) to the Borrower of (A) no more than $6,415,000 in the case of the Mack/Seller Promissory Notes; and (B) at least $18,585,000 in the case of the Seller Securities, and all terms and conditions of the Seller Securities and Mack/Seller Promissory Notes and any documentation related thereto shall be satisfactory to the Agent and the Banks in their sole discretion; and (iii) the Agent and the Banks shall have determined in their sole discretion that the Term Loans, Revolving Credit Loans, Swing Line Loans and all of the other Obligations shall constitute "Senior Debt" (or shall otherwise be senior in right and time of payment to Debt evidenced by the Mack/Seller Promissory Notes) for all purposes of the Mack/Seller Promissory Notes;

               (r) receipt by the Agent and the Banks of the calculations, financial information and other supporting data, in form satisfactory to the Agent and Banks, in their sole discretion, identifying the Subsidiaries comprising the Significant Subsidiary Group; and

               (s) receipt by the Agent and the Banks of evidence that all fees due and payable to the Agent and the Banks on the Closing Date have been paid in full;

               (t) receipt by the Agent of such other documents or items as the Agent, the Banks or their counsel may reasonably request.

               SECTION 3.02. Conditions to All Borrowings. The obligation of each Bank to make a Revolving Credit Loan or Term Loan on the occasion of each Revolving Credit Borrowing or Term Loan Borrowing, as the case may be, (or the Swing Line Lender with regard to Swing Line Loans) is subject to the satisfaction of the following conditions:

               (a) except as provided in Sections 2.01(b)(ii) or 2.02(f): (i) receipt by the Agent of a Notice of Borrowing as required by Section 2.02 (in the case of a Revolving Credit Loan or Term Loan); or (ii) compliance with the provisions of Section 2.13, in the case of a Swing Line Loan;

               (b) the fact that, immediately before and after such Revolving Credit Borrowing, Swing Line Borrowing or Term Loan Borrowing, as the case may be, no Default shall have occurred and be continuing;

               (c) the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement shall be true on and as of the date of such Revolving Credit Borrowing, Swing Line Borrowing or Term Loan Borrowing, as the case may be;

               (d) the fact that the representations and warranties of the Guarantors contained in the Guaranty and of each Loan Party contained in the Pledge Agreement shall be true on and as of the date of such Revolving Credit Borrowing, Swing Line Borrowing or Term Loan Borrowing, as the case may be; and

               (e) the fact that, immediately after such Revolving Credit Borrowing, Swing Line Borrowing or Term Loan Borrowing, as the case may be, (i) the aggregate outstanding principal amount of the Revolving Credit Loans of each Bank (together with, in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans) will not exceed the amount of its Revolving Credit Commitment and (ii) the aggregate outstanding principal amount of the Term Loans will not exceed the aggregate amount of the Term Loan Commitments of all of the Banks as of such date.

Each Revolving Credit Borrowing, Swing Line Borrowing and Term Loan Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Revolving Credit Borrowing, Swing Line Borrowing or Term Loan Borrowing, as the case may be, as to the truth and accuracy of the facts specified in clauses (b), (c), (d) and (e) of this Section.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

               The Borrower represents and warrants that:

               SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except where a failure to be so qualified would not have a Material Adverse Effect and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where a failure to have any such license, authorization, consent or approval would not have a Material Adverse Effect.

               SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Loan Parties of this Agreement, the Notes and the other Loan Documents (i) are within the Loan Parties' corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no authorization, consent, approval of or action by or in respect of, or filing with, any governmental body, agency or official,
(iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of any Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except in favor of the Collateral Agent, the Agent and the Banks as provided in the Loan Documents.

               SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each of the Loan Parties that are a party thereto enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

               SECTION 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 1998 and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by Arthur Andersen LLP, copies of which have been delivered to each of the Banks, and the unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the Fiscal Quarter ended December 31, 1998, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated, except, in the case of the unaudited quarterly financial statements, for normal year-end adjustments and the addition of footnotes and there are no material liabilities or unusual forward obligations that are not set forth therein. The consolidated balance sheet of the Acquired Entity Group as of December 31, 1998 and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal year of the Acquired Entity Group then ended, reported on by Ernst & Young, LLP, copies of which have been delivered to the Agent and the Banks fairly present, in conformity with GAAP, the consolidated financial position of the Acquired Entity Group as of such date and their consolidated results of operations and cash flows for such period stated.

               (b) Since June 30, 1998, there has been no event, act, condition, circumstance or occurrence having, or that could reasonably be expected to have or cause, a Material Adverse Effect.

               SECTION 4.05. Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could materially impair the ability of any Loan Party to perform its obligations under, this Agreement, the Notes or any of the other Loan Documents.

               SECTION 4.06. Compliance with ERISA. (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any unsatisfied liability to the PBGC or a Plan under Title IV of ERISA.

               (b) Other than Cadmus Journal Services, Inc.'s obligation to contribute to the "CWA/ITU Negotiated Pension Plan" for its employees who are Communications Workers of America, ITU #70 union members, neither the Borrower nor any member of the Controlled Group is or within the prior 5 years has been obligated to contribute to any Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such liability is expected to be incurred.

               SECTION 4.07. Taxes. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States income tax returns of the Borrower and its Subsidiaries (excluding the Acquired Entity Group) have been examined and closed through the Fiscal Year ended June 30, 1997.

               SECTION 4.08. Subsidiaries. Each of the Borrower's Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except where a failure to be in good standing or so qualified would not have a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where a failure to have any such license, authorization, consent or approval would not have a Material Adverse Effect. As of the Closing Date, the Borrower has no Subsidiaries except those Subsidiaries listed on Schedule 4.08. Each Compliance Certificate delivered by the Borrower pursuant to Section 5.01(c) sets forth the complete name and jurisdiction of the incorporation of each Subsidiary of the Borrower created, formed or acquired during the time period covered by the financial statements applicable to such Compliance Certificate. Schedule 4.08 and such Compliance Certificates accurately set forth each such Subsidiary's complete name and jurisdiction of incorporation.

               SECTION 4.09. Not an Investment Company. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               SECTION 4.10 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

               SECTION 4.11. Ownership of Property; Liens. Each of the Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.09.

               SECTION 4.12. No Default. Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

               SECTION 4.13. Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which could have or cause a Material Adverse Effect.

               SECTION 4.14. Environmental Matters. (a) Neither the Borrower nor any Subsidiary is subject to any Environmental Liability which is reasonably likely to have a Material Adverse Effect and, except as disclosed on Schedule 4.14, neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. None of the Properties has been identified on any current or proposed
(i) National Priorities List under 40 C.F.R. ss. 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

               (b) Except as disclosed on Schedule 4.14, no Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials, such as inks, other chemicals used in printing operations, cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

               (c) The Borrower, and each of its Subsidiaries and Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower's, and each of its Subsidiary's and Affiliate's, respective businesses, except where a failure to procure an Environmental Authorization or a failure to comply with an Environmental Requirement would not, singly or in the aggregate, have a Material Adverse Effect.

               SECTION 4.15. Compliance with Laws. The Borrower and each Subsidiary is in compliance with all applicable laws, including, without limitation, all Environmental Laws, except where any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect.

               SECTION 4.16. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Borrower's Wholly Owned Subsidiaries are owned by the Borrower, directly or indirectly, free and clear of any Lien or adverse claim, except for the Liens provided in the Pledge Agreement. At least a majority of the issued shares of capital stock of each of the Borrower's other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Borrower, directly or indirectly, free and clear of any Lien or adverse claim, except for the Liens provided in the Pledge Agreement.

               SECTION 4.17. Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Term Loan, Swing Line Loan or Revolving Credit Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

               SECTION 4.18. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Term Loans, Swing Line Loans and Revolving Credit Loans under this Agreement, the Borrower will not be "insolvent," within the meaning of such term as used in O.C.G.A. ss. 18-2-22 or as defined in ss. 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

               SECTION 4.19. Compliance with Year 2000 Plan. The Borrower has developed and has delivered to the Agent a comprehensive plan (the "Y2K Plan") for ensuring that the Borrower's and its Subsidiaries' software and hardware systems material to the business operations of the Borrower and its Subsidiaries will be Year 2000 Compliant and Ready. The Borrower and its Subsidiaries have met the Y2K Plan milestones such that all material hardware and software systems will be Year 2000 Compliant and Ready in accordance with the Y2K Plan, except where a failure to meet any such milestone would not have a Material Adverse Effect.

               SECTION 4.20. Acquisition Agreement, Sale Agreement, Subordinated Debt Documents and Seller Securities.

               (a) The Borrower has provided to the Agent a complete and correct copy of the Acquisition Agreement. All of the representations and warranties of the Borrower and, to the best of the Borrower's knowledge, each other party thereto in the Acquisition Agreement are true and correct in all material respects as of the date of this Agreement as if given as of the date of this Agreement. No party to the Acquisition Agreement has given notice of any breach of its representations, warranties or covenants therein, other than any notice given after the Closing Date and a copy of which has been delivered to the Agent and the Banks. All of the representations and warranties of the Borrower in this
Article IV shall be deemed to be given after giving effect to the consummation of the Pending Acquisition.

               (b) The Borrower has provided to the Agent a complete and correct copy of the Sale Agreement. All of the representations and warranties of the Borrower and, to the best of the Borrower's knowledge, each other party thereto in the Sale Agreement are true and correct in all material respects as of the date of this Agreement as if given as of the date of this Agreement. No party to the Sale Agreement has given notice of any breach of its representations, warranties or covenants therein, other than any notice given after the Closing Date and a copy of which has been delivered to the Agent and the Banks. All of the representations and warranties of the Borrower in this Article IV shall be deemed to be given after giving effect to the consummation of the CFC Sale.

               (c) The Borrower has provided to the Agent and Banks a complete and correct copy of each of the Subordinated Debt Documents. All of the representations and warranties of the Borrower in the Subordinated Debt Documents are true and correct in all material respects as of the date of this Agreement as if given as of the date of this Agreement, and no default or event of default exists thereunder or will exist after giving effect to the making of any Revolving Credit Loan, Term Loan or Swing Line Loan under this Agreement. No Subordinated Debt Document has been amended or modified, and no provisions thereof have been waived (except as expressly permitted by this Agreement). All Obligations of the Loan Parties under this Agreement and the other Loan Documents are "Senior Debt" within the meaning of, and are entitled to the benefits of, the subordination provisions contained in the Subordinated Debt Documents.

               (d) The Borrower has provided to the Agent and the Banks a complete and correct copy of: (1) the form of the Mack/Seller Promissory Notes and the Seller Securities and (2) each note, security, instrument, agreement, opinion, certificate and other document executed or delivered pursuant thereto or in connection therewith that has been requested by the Agent or any Bank. All of the representations and warranties of the Borrower in the Mack/Seller Promissory Notes and Seller Securities or in any document, instrument or agreement executed or delivered pursuant thereto or in connection therewith are true and correct in all material respects as of the date of this Agreement as if given as of the date of this Agreement, and no default or event of default exists thereunder or will exist after giving effect to the making of any Revolving Credit Loan, Term Loan or Swing Line Loan under this Agreement. Neither the Seller Securities, the Mack/Seller Promissory Notes nor any instrument, agreement or other document executed or delivered pursuant thereto or in connection therewith has been amended or modified and no provisions thereof have been waived (except as expressly permitted by this Agreement). All obligations of the Loan Parties under this Agreement and the other Loan Documents are "Senior Debt" within the meaning of, and are entitled to the benefits of, the subordination provisions contained in the Mack/Seller Promissory Notes or in any instrument, agreement or other document executed or delivered pursuant thereto or in connection therewith or are otherwise senior and superior in right and time of payment to any Debt under the Mack/Seller Promissory Notes or any instrument, agreement or other document executed pursuant thereto or in connection therewith.

                                    ARTICLE V

                                    COVENANTS

               The Borrower agrees that, so long as any Bank has any Revolving Credit Commitment or Term Loan Commitment hereunder or any amount payable under any Note remains unpaid:

               SECTION 5.01. Information. The Borrower will deliver to each of the Banks:

               (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year, the related consolidated and consolidating statements of income and shareholders' equity and the related consolidated statement of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Arthur Anderson LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Banks;

               (b) as soon as available and in any event within 45 days after the end of each of the first 3 Fiscal Quarters of each Fiscal Year, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter, the related consolidated and consolidating statement of income and the related consolidated statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer, the chief accounting officer or the treasurer of the Borrower;

               (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit G (a "Compliance Certificate"), of the chief financial officer, the chief accounting officer or the treasurer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03 through 5.10, inclusive, 5.13, 5.23, 5.24, 5.27, 5.29 and 5.33 on the date of such financial statements; (ii) identifying the complete name and jurisdiction of incorporation of each Subsidary of the Borrower created, formed or acquired during the time period covered by such financial statements; (iii) identifying the Subsidiaries comprising the Significant Subsidiary Group and setting forth the calculations, financial information and other data supporting such determination; and (iv) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

               (d) simultaneously with the delivery of each set of annual financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default existed on the date of such financial statements;

               (e) within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

               (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

               (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports (other than reports on Forms 3, 4 or 5) which the Borrower shall have filed with the Securities and Exchange Commission;

               (h) if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

               (i) promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Borrower and/or any Subsidiary for $5,000,000 or more in excess of amounts covered in full by applicable insurance;

               (j) within 10 Business Days after the Borrower becomes aware that any Y2K Plan milestone has not been met or that compliance with the Y2K Plan will be delayed or not achieved and that such failure to meet a Y2K Plan milestone or failure to comply with the Y2K Plan could reasonably be expected to have a Material Adverse Effect, a statement of the chief executive officer, treasurer, chief financial officer or chief technology officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

               (k) promptly upon the receipt thereof, a copy of any third party assessments of the Borrower's Y2K Plan together with any recommendations made by such third party with respect to Year 2000 compliance;

               (l) promptly after the furnishing thereof, copies of any statement, notice or report furnished by any party pursuant to the terms of the Subordinated Debt Documents or the Mack/Seller Promissory Notes and not otherwise required to be furnished to the Banks pursuant to any clause of this Section; and

               (m) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

               SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense prior to the occurrence of an Event of Default and at the Borrower's expense after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired; provided the Borrower receives reasonable prior notice of such visit or inspection.

               SECTION 5.03. Maximum Total Leverage Ratio. The Borrower shall not suffer or permit the Total Leverage Ratio at any time during each period set forth in the chart below to exceed the applicable ratio set forth opposite such period.

    Fiscal Quarter Ending During the Period:             Total Leverage Ratio:
    ----------------------------------------             ---------------------
             Closing Date through 6/30/00                    4.25 to 1.00
                7/1/00 through 6/30/01                       3.75 to 1.00
                7/1/01 through 6/30/02                       3.50 to 1.00
                 7/1/02 and thereafter                       3.00 to 1.00

               SECTION 5.04. Maximum Senior Leverage Ratio. The Borrower shall not suffer or permit the Senior Leverage Ratio at any time during each period set forth in the chart below to exceed the applicable ratio set forth opposite such period.


    Fiscal Quarter Ending During the Period:            Senior Leverage Ratio:
    ----------------------------------------            ----------------------
             Closing Date through 6/30/99                    2.50 to 1.00
                7/1/99 through 6/30/00                       2.25 to 1.00
                7/1/00 through 6/30/01                       2.00 to 1.00
                7/1/01 through 6/30/02                       1.75 to 1.00
                 7/1/02 and thereafter                       1.50 to 1.00


               SECTION 5.05. Minimum Consolidated Net Worth. Consolidated Net Worth will at no time be less than the amount determined by the following computation: (a) the sum of (1) 90% of Consolidated Net Worth, determined as of December 31, 1998 as set forth on the Pro-Forma Financial Statements ($125,986,500), plus (2) the sum of (i) 100% of the cumulative Net Proceeds of Capital Stock received during any period after the Closing Date, calculated quarterly, and (ii) 75% of the cumulative Reported Net Income of the Borrower and its Consolidated Subsidiaries during any period after December 31, 1998 (taken as one accounting period), calculated quarterly but excluding from such calculations of Reported Net Income for purposes of this clause (ii) any quarter in which the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries is negative, less (b) an amount, which shall not exceed $5,000,000, equal to the after-tax charges of the Borrower for restructuring and/or integration charges incurred by the Borrower in connection with the transactions described in the Acquisition Agreement. As used herein, the term "Pro-Forma Financial Statements" shall mean the unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries for the period ended December 31, 1999, as adjusted on a pro forma basis to reflect the Pending Acquisition, the acquisition of Dynamic Diagrams, Inc.; the Cadmus Custom Publishing, Inc. transaction and the CFC Sale.

               SECTION 5.06. Fixed Charge Coverage. As of the last day of any Fiscal Quarter ending during each period set forth in the chart below, the Borrower shall not suffer or permit the Fixed Charge Coverage Ratio to be less than the applicable ratio set forth opposite such period.

    Fiscal Quarter Ending During the Period:    Fixed Charge Coverage Ratio:
    ----------------------------------------    ----------------------------
                       Period:
                       -------
            Closing Date through 6/30/00                    1.30 to 1.00
               7/1/00 through 6/30/01                       1.40 to 1.00
               7/1/01 through 6/30/02                       1.50 to 1.00
               7/1/02 through 6/30/03                       1.60 to 1.00
                7/1/03 and thereafter                       1.75 to 1.00

Notwithstanding the foregoing, if at any time after the last day of the Fiscal Quarter ending July 1, 2001, the outstanding principal balance of the Term Loans is equal to or less than $35,000,000.00, then as of the last day of any Fiscal Quarter ending during each period set forth in the chart below, the Borrower shall not suffer or permit the Fixed Charge Coverage Ratio to be less than the applicable ratio set forth opposite such period.

    Fiscal Quarter Ending During the Period:   Fixed Charge Coverage Ratio:
    ----------------------------------------   ----------------------------
            July 1, 2001 - June 30, 2002                    1.75 to 1.00
            July 1, 2002 - and thereafter                   2.75 to 1.00

               SECTION 5.07 Loans or Advances. Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances to employees made in the ordinary course of business and consistently with practices existing on June 30, 1998, in an aggregate outstanding principal amount that does not exceed at any time 1/2 of 1% of Consolidated Total Assets;
(ii) deposits required by government agencies or public utilities; (iii) loans or advances to Subsidiaries; (iv) loans or advances to Persons not permitted under clauses (i), (ii) or (iii) of this Section if immediately after giving effect to such loans or advances not permitted under clauses (i), (ii) or (iii) of this Section, the aggregate amount of all such loans or advances made pursuant to this Section 5.07(iv) does not exceed $1,000,000 provided that after giving effect to the making of any loans, advances or deposits permitted by clause (i), (ii), (iii) or (iv) of this Section, no Default shall have occurred and be continuing.

               SECTION 5.08. Investments. Neither the Borrower nor any of its Subsidiaries shall make Investments in any Person except as permitted by Section
5.07 and except Investments (i) in Guarantors, (ii) in direct obligations of the United States Government maturing within one year, (iii) in certificates of deposit issued by a commercial bank whose long term certificates of deposit are rated at least A or the equivalent thereof by Standard & Poor's Corporation or A2 or the equivalent thereof by Moody's Investors Service, Inc., (iv) in commercial paper rated A-1 or the equivalent thereof by Standard & Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within 6 months after the date of acquisition; (v) in tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor's Corporation and AA or the equivalent thereof by Moody's Investors Service, Inc.; (vi) constituting Permitted Acquisitions; and/or (vii) not permitted under Sections 5.08(i) through (vi) if immediately after giving effect to such Investments not permitted under Sections 5.08(i) through (vi), the aggregate amount of all such Investments made pursuant to this Section 5.08
(vii) does not exceed $5,000,000.

               SECTION 5.09. Negative Pledge. Neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

               (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $5,000,000;

               (b) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition or completion of construction thereof;

               (c) Liens securing Debt owing by any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary;

               (d) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

               (e) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

               (f) Liens securing taxes, assessments or other similar governmental charges or levies which are not yet due and payable;

               (g) Liens securing Obligations;

               (h) Liens on Securitization Assets sold or transferred pursuant to a Permitted Securitization; and

               (i) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt (other than indebtedness represented by the Notes) in an aggregate principal amount at any time outstanding not to exceed $15,000,000.

               SECTION 5.10. Limitation on Debt. The Borrower shall not, nor shall it permit any Subsidiary to, incur, create, issue, assume or permit to exist any Consolidated Senior Debt other than (a) Consolidated Senior Debt reflected on the financial statements referred to in Section 4.04(a) for the Fiscal Quarter ended December 31, 1998 and any and all extensions and renewals of such Consolidated Senior Debt so long as the principal amount thereof is not increased, (b) Consolidated Senior Debt set forth on Schedule 5.10 hereto and any and all extensions and renewals of such Consolidated Senior Debt so long as the principal amount thereof is not increased, (c) Consolidated Senior Debt arising under letters of credit in a maximum aggregate face amount of $3,000,000, at any time outstanding, which letters of credit secure the potential obligations and liabilities of the Borrower and its Subsidiaries in connection with workers compensation claims; (d) Consolidated Senior Debt arising under letters of credit in a maximum aggregate face amount of $5,000,000, at any time outstanding, which letters of credit secure the potential obligations and liabilities of the Borrower and its Subsidiaries in connection with the purchase of production equipment during the manufacture and delivery of such equipment; and (e) Consolidated Senior Debt in a maximum amount of $5,000,000, at any time outstanding, arising under capital leases.

               SECTION 5.11. Maintenance of Existence. The Borrower shall, and shall cause each Significant Subsidiary to, except as permitted by Section 5.13, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

               SECTION 5.12. Dissolution. Neither the Borrower nor any of its Significant Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own stock or that of any Subsidiary, except through corporate reorganization to the extent permitted by Section 5.13.

               SECTION 5.13. Consolidations, Mergers and Sales of Assets. The Borrower will not, nor will it permit any Significant Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets (including, without limitation, any of its Subsidiaries) to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower or a Subsidiary may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower or the Subsidiary, as the case may be, is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with the Borrower or one another, provided the conditions set forth in Section 5.13(a)(i) and (iii) are satisfied, and in the case of a merger with the Borrower, the Borrower is the corporation surviving such merger, (c) the foregoing limitation on the sale, lease or other transfer of assets (including, without limitation, the sale or transfer of a Subsidiary) and on the discontinuation or elimination of a business line or segment shall not prohibit, during any Fiscal Quarter, a sale or transfer of assets (including, without limitation, the sale or transfer of a Subsidiary) or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so sold or transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets sold or transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Quarter and the immediately preceding three Fiscal Quarters (excluding, however, for purposes of this clause (c) sales, contributions or other transfers of Securitization Assets permitted by clause (d) below and the CFC Sale) either (x) contributed more than 5% of Consolidated EBITDA during the 4 consecutive Fiscal Quarters immediately preceding such Fiscal Quarter, or (y) constituted more than 5% of Consolidated Total Assets at the end of such Fiscal Quarter, and (d) the Borrower and its Participating Subsidiaries may sell, contribute and make other transfers of Securitization Assets pursuant to the Securitization Documents under a Permitted Securitization.

               SECTION 5.14. Use of Proceeds. (a) No portion of the proceeds of the Term Loans, Swing Line Loans and Revolving Credit Loans will be used by the Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation (other than in connection with the Pending Acquisition or an acquisition that constitutes a Permitted Acquisition), (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation. If requested at any time by any Bank, the Borrower will furnish to the Agent and each such Bank a statement in conformity with the requirements of FR Form U-1 referred to in Regulation U of the Board of Governors of the Federal Reserve System of the United States as now and from time to time hereafter in effect.

                      (b) The proceeds of the Term Loans, Swing Line Loans and Revolving Credit Loans shall be used exclusively by the Borrower (i) to refinance existing indebtedness of the Borrower under the Existing Credit Agreement; (2) to finance the Pending Acquisition (including, without limitation, the payment of indebtedness of the Acquired Entity or subsidiaries of the Acquired Entity), (iii) to finance Permitted Acquisitions or (iv) for general corporate purposes.

               SECTION 5.15. Compliance with Laws; Payment of Taxes. (a) The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply in all material respects with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Agent, the Borrower shall have set up reserves in accordance with GAAP.

        (b) The Borrower shall not permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Borrower and members of the Controlled Group to exceed $1,000,000 at any time. For purposes of this Section 5.15(b), the amount of withdrawal liability of the Borrower and members of the Controlled Group at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof which the Borrower and members of the Controlled Group have paid or as to which the Borrower reasonably believes, after appropriate consideration of possible adjustments arising under Sections 4219 and 4221 of ERISA, it and members of the Controlled Group will have no liability, provided that the Borrower shall obtain prompt written advice from independent actuarial consultants supporting such determination. The Borrower agrees (i) once in each year, beginning with 1999, to request and obtain a current statement of the withdrawal liability of the Borrower and members of the Controlled Group from each Multiemployer Plan, if any, and (ii) to transmit a copy of such statement to the Agent and the Banks within fifteen (15) days after the Borrower receives the same.

               SECTION 5.16. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

               SECTION 5.17. Change in Fiscal Year. The Borrower will not change its Fiscal Year without the consent of the Required Banks.

               SECTION 5.18. Maintenance of Property. The Borrower shall, and shall cause each Subsidiary to, maintain all of its properties and assets material to its business in good condition, repair and working order, ordinary wear and tear excepted.

               SECTION 5.19. Environmental Notices. The Borrower shall furnish to the Banks and the Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

               SECTION 5.20. Environmental Matters. The Borrower and its Subsidiaries will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for: (1) Hazardous Materials such as inks, other chemicals used in printing operations, cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements; and(2) the trichloroethylene that is being remediated at the property commonly known as 3575 Hempland Road, Lancaster, Pennsylvania, as described on Schedule 4.14.

               SECTION 5.21. Environmental Release. The Borrower agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

               SECTION 5.22. Transactions with Affiliates. Neither the Borrower nor any of its Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower or a Subsidiary), except as permitted by law and in the ordinary course of business, and pursuant to terms which are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate.

               SECTION 5.23. Significant Subsidiaries. (a) The Borrower shall cause any Person which becomes a Significant Subsidiary after the Closing Date to become a party to, and agree to be bound by the terms of, the Guaranty pursuant to an instrument in form and substance satisfactory to the Agent executed and delivered to the Collateral Agent within ten (10) Domestic Business Days after the day on which such Person became a Significant Subsidiary. The Borrower shall also cause the items specified in Section 3.01(c) and (f) to be delivered to the Collateral Agent concurrently with the instrument referred to above, modified appropriately to refer to such instrument and such Significant Subsidiary.

               (b) The Borrower shall, or shall cause any Subsidiary (the "Pledgor Subsidiary") to, pledge 100% of the shares of capital stock owned by the Borrower or such Pledgor Subsidiary in any Person which becomes a Significant Subsidiary after the Closing Date pursuant to a pledge agreement in form and substance substantially identical to the Pledge Agreement executed and delivered by the Borrower or such Pledgor Subsidiary to the Collateral Agent within ten (10) Domestic Business Days after the day on which such Person became a Significant Subsidiary and shall deliver to the Collateral Agent such shares of capital stock together with stock powers executed in blank. The Borrower shall also cause the items specified in Section 3.01(c) and (f) to be delivered to the Agent concurrently with the pledge agreement referred to above, modified appropriately to refer to such pledge agreement and such Significant Subsidiary.

               (c) Once any Subsidiary becomes a Significant Subsidiary and therefore becomes a party to the Guaranty in accordance with Section 3.01(g) or
Section 5.23(a) or any shares of capital stock of such Subsidiary are pledged to the Agent in accordance with Sections 3.01(i), Section 3.01(j) or Section 5.23(b), such Subsidiary (including, without limitation, all initial Significant Subsidiaries) thereafter shall remain a party to the Guaranty and the shares of capital stock in such Subsidiary (including, without limitation, all initial Significant Subsidiaries) shall remain subject to the pledge to the Collateral Agent, as the case may be, even if such Significant Subsidiary ceases to be a Significant Subsidiary.

               SECTION 5.24 Acquisitions. The Borrower will not, nor will it permit any Subsidiary to purchase, lease or otherwise acquire (in a single transaction or in a series of transactions), directly or indirectly: (i) all or any substantial part of the assets or stock of any other Person; (ii) a business line or segment of any other Person; or (iii) control of any other Person, if:
(A) the total amount expended, assumed or incurred by the Borrower and Subsidiaries of the Borrower in connection with any such purchase, lease or acquisition exceeds $25,000,000; or (B) the total amount expended, assumed or incurred by the Borrower and Subsidiaries of the Borrower in connection with any such purchase, lease or acquisition, when combined with the total amount expended, assumed or incurred by the Borrower and Subsidiaries of the Borrower in connection with all such other purchases, leases or acquisitions during the current Fiscal Quarter and the immediately preceding three Fiscal Quarters (excluding, however, for such calculation, the Pending Acquisition) exceeds $50,000,000; provided that the Pending Acquisition shall be excluded from the prohibition set forth in Section 5.24(A).

               SECTION 5.25. Y2K Plan. The Borrower will meet the milestones contained in the Y2K Plan and will have all material hardware and software systems Year 2000 Compliant and Ready (including all internal and external testing) on or before June 30, 1999, except where a failure to meet any such milestone or a failure to be Year 2000 Compliant and Ready would not result in a Material Adverse Effect.

               SECTION 5.26.  Subordinated Debt Documents and Seller Securities.

               (a) The Borrower shall not, and shall not permit any of its Subsidiaries to, redeem, purchase, discharge, pay, prepay or defease all or any portion of the principal or interest of the Subordinated Debt, prior to the indefeasible payment in full in cash of all Obligations, except that: (1) the Borrower may pay interest on the Subordinated Debt in accordance with the provisions of the Subordinated Debt Documents as in effect and in accordance with the terms of the Subordinated Debt Documents as approved by the Agent and the Banks pursuant to this Agreement, or as amended in accordance with the provisions of Section 5.26(b) so long as no Event of Default then exists; and
(2) the Borrower may redeem and repay the Bridge Subordinated Debt with the proceeds of the Take Out Subordinated Debt incurred pursuant to and in accordance with Section 5.30. The Borrower shall not take any action in violation of the provisions of the Subordinated Debt Documents pursuant to which the indebtedness, liabilities and obligations evidenced by the Subordinated Debt Documents are subordinated and made junior to the Revolving Credit Loans, Term Loans, Swing Line Loans and all of the other Obligations (including, without limitation, any violation of Article X of the Bridge Subordinated Indentures,
Section 9 of the Bridge Subordinated Notes and any other similar or comparable provisions contained in the other Subordinated Debt Documents). The Borrower shall not permit any Subsidiary to take any action which shall result in violation of the provisions of the Subordinated Debt Documents pursuant to which the indebtedness, liabilities and obligations evidenced by the Subordinated Debt Documents are subordinated and made junior to the Revolving Credit Loans, Term Loans, Swing Line Loans and all of the other Obligations (including, without limitation, any violation of Article XII of the Bridge Subordinated Indentures and any other similar or comparable provisions contained in the other Subordinated Debt Documents).

               (b) The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, alter or modify, or consent to or suffer any amendment, alteration or modification of, the Subordinated Debt Documents without the prior written consent of the Required Banks, if such amendment, alteration or modification adversely affects the subordination provisions thereof or imposes any more onerous term or condition on the Borrower or any of its Subsidiaries than is contained in such agreement, note or document as of the date hereof or is otherwise in any way adverse to the Borrower, any of its Subsidiaries or the Banks. The Borrower shall deliver to the Agent and the Banks notice and a copy of any proposed amendment, alteration or modification which, in the opinion of the Borrower, does not affect the subordination provisions of any such agreement, note or document or impose any more onerous term or condition on the Borrower or any of its Subsidiaries than is contained in such agreement, note or document as of the date hereof and is not otherwise in any way adverse to the Borrower, any of its Subsidiaries or the Banks, at least 10 Domestic Business Days prior to the effective date of such proposed amendment, alteration or modification and, if at least three (3) Domestic Business Days prior to the effective date of such amendment, alteration or modification, the Requesting Banks shall deliver notice to the Agent and the Borrower stating that, in the opinion of such Requesting Banks (rendered in their sole discretion), such proposed amendment, alteration or modification requires the approval of the Required Banks, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into such amendment, alteration or modification without the prior written consent of the Required Banks.

               SECTION 5.27. Limitation on Sale/Leaseback Transactions. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any Sale/Leaseback Transaction, except for Permitted Sale/Leaseback Transactions.

               SECTION 5.28. No Restrictive Agreement. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement (other than the Subordinated Debt Documents) that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, any of the following by the Borrower or any
Subsidiary: the incurrence or payment of Debt, the granting of Liens, the declaration or payment of dividends or other distributions in respect of Stock of the Borrower or any Subsidiary, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of property, real, personal or mixed, tangible or intangible; provided, however, that any such indenture, agreement, instrument or other arrangement executed and delivered by the Borrower for the sole purpose of financing the acquisition of assets of the Borrower may impose materially adverse conditions upon the sale, assignment, transfer or other disposition of the assets being financed pursuant to such indenture, agreement, instrument or other arrangement.

               SECTION 5.29.  Casualty and Condemnation.

               (a) The Borrower will furnish to the Agent and the Banks prompt written notice of any casualty or other insured damage to any of the real property or personal property of the Borrower or any Subsidiary occurring in any Fiscal Year resulting in gross proceeds in excess of $250,000 or, when aggregated with all other casualties or damage which shall have previously occurred in such Fiscal Year, in excess of $250,000, or the commencement of any action or proceeding for the taking of any of the real property or personal property of the Borrower or any Subsidiary or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

               (b) If any event described in paragraph (a) of this Section results in cash proceeds (whether in the form of insurance proceeds, condemnation awards or otherwise), the Borrower or such Subsidiary shall utilize such cash proceeds to pay the costs of repairing, restoring or replacing the affected property in accordance with paragraph (c) of this Section, unless the Borrower elects not to replace, restore or repair such property.

               (c) If any cash proceeds have not been utilized to replace, restore or repair such property on that date that is nine months after the occurrence of the event resulting in such cash proceeds or if the Borrower elects not to replace, repair or restore the affected property, then, to the extent required under Section 5.29(a), such cash proceeds shall be applied to the reduction of the Term Loan Commitments as provided in Section 2.08(c)(3).

               SECTION 5.30. Take Out Subordinated Debt. (a) The Borrower acknowledges that it intends to repay in full the entire outstanding principal balance (together with accrued unpaid interest thereon) of the Bridge Subordinated Debt with the proceeds of the Take Out Subordinated Debt. In order to be deemed "Take Out Subordinated Debt" and included within the definition of "Subordinated Debt" under this Agreement, such Debt must satisfy all of the following conditions: (1) subject to the terms of Section 5.30(a)(2), the Net Take Out Proceeds shall be used exclusively to repay the outstanding principal balance (together with accrued unpaid interest thereon) of the Bridge Subordinated Debt; provided, that if the Net Take Out Proceeds are insufficient to repay in full the Bridge Subordinated Debt, no subsequent Debt, issued more than thirty days after the issuance of such Take Out Subordinated Debt, shall be deemed Take Out Subordinated Debt hereunder; (2) the amount by which the Net Take Out Proceeds exceeds the entire outstanding principal balance (together with accrued unpaid interest thereon) of the Bridge Subordinated Debt, if any, shall be applied to prepay: (i) if the Net Take Out Proceeds are equal to or less than $125,000,000, the Revolving Credit Loans of the several Banks ratably (provided that there will be no corresponding reduction in the Revolving Credit Commitments); and (ii) if the Net Take Out Proceeds are greater than $125,000,000: (A) the Revolving Credit Loans of the several Banks shall be prepaid ratably in an aggregate amount equal to: (1) $125,000,000, less (2) the entire outstanding principal balance (together with accrued unpaid interest thereon) of the Bridge Subordinated Debt (provided that there will be no corresponding reduction in the Revolving Credit Commitments); and (B) the Term Loans of the several Banks shall be prepaid ratably in an aggregate amount equal to: (1) the aggregate Net Take Out Proceeds, less (2) $125,000,000 (provided that there shall be a corresponding reduction in the Term Loan Commitments pursuant to Section 2.08(b)(3)); (3) the Take Out Subordinated Debt shall not bear a rate of interest in excess of 14% per annum; (4) the Borrower shall take any and every action necessary or desirable, to the extent within the power of the Borrower, to issue (or cause the issuance) of Take Out Subordinated Debt, pursuant to a public offering or an offering under Rule 144A promulgated under the Securities Act of 1933 in an amount sufficient to repay the Bridge Subordinated Debt in full; (5) the Agent and each of the Banks shall receive copies of the final, executed Subordinated Debt Documents evidencing or executed in connection with the Take Out Subordinated Debt within five Domestic Business Days after the issuance of the Take Out Subordinated Debt and the Agent and each of the Banks shall receive such other agreements, documentation and information as the Agent and the Banks shall reasonably request; (6) the Take Out Subordinated Debt shall be issued on the terms and conditions that fully comply with the terms and conditions set forth in 5.30(b) set forth below; and (7) all costs of the Agent and the Banks incurred in connection with their review of the Take Out Subordinated Debt and the Subordinated Debt Documents to be executed and/or delivered in connection with the Take Out Subordinated Debt shall be paid by the Borrower, including, without limitation, reasonable attorneys' fees. As used herein, "Net Take Out Proceeds" means any and all proceeds received by the Borrower in respect of the Take Out Subordinated Debt, after deducting therefrom all reasonable and customary costs and expenses (including, but not limited to, customary underwriter's, initial purchaser's or placement agent's discounts or commissions) incurred by the Borrower directly in connection with the issuance of such Take Out Subordinated Debt.

               (b) The Borrower shall not incur, create, issue, assume or permit to exist any Take Out Subordinated Debt without the prior written consent of the Required Banks, if the Subordinated Debt Documents executed in connection with the Take Out Subordinated Debt either: (1) differ in any material respect from the terms and conditions contained in the Description of Take Out Notes in a manner adverse to the Borrower or the Banks (including, without limitation, Take Out Subordinated Debt that contains a material provision or term which is not set forth in the Description of Take Out Notes, Take Out Subordinated Debt that fails to contain a material provision or term which is set forth in the Description of Take Out Notes, Take Out Subordinated Debt that imposes any materially more onerous term or condition on the Borrower or any of its Subsidiaries than is contained in the Description of Take Out Notes or Take Out Subordinated Debt that is otherwise in any way more adverse to the Banks than is contained in the Description of Take Out Notes); or (2) contain (or fail to contain) any term or provision that adversely affects, in any respect, from the perspective of the Agent and the Banks, the subordination provisions set forth in the Description of Take Out Notes. The Borrower shall deliver to the Agent and the Banks written notice and a copy of the Subordinated Debt Documents proposed to be executed in connection with the Take Out Subordinated Debt at least ten (10) Domestic Business Days prior to the proposed issuance of such Take Out Subordinated Debt and if by 5:00 p.m. (Atlanta, Georgia time) five Domestic Business Days after the day the Agent and Banks have received a complete copy of such Subordinated Debt Documents, the Requesting Banks shall deliver notice (a "Take Out Debt Notice") to the Agent and the Borrower stating that, in the opinion of such Requesting Banks (rendered in their sole discretion), the proposed Subordinated Debt Documents require the approval of the Required Banks under the terms of this Section 5.30(b), the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into the Subordinated Debt Documents to be executed in connection with the Take Out Subordinated Debt, without the prior written consent of the Required Banks. In the event that the Requesting Banks do not deliver a Take Out Debt Notice to the Agent and Borrower by 5:00 p.m. (Atlanta, Georgia time) five Domestic Business Days after the day the Agent and Banks have received a complete copy of the Subordinated Debt Documents proposed to be executed in connection with the Take Out Subordinated Debt, the terms set forth in such Subordinated Debt Documents delivered to the Agent and Banks shall not require the approval of the Required Banks under the terms of this Section 5.30(b).

               SECTION 5.31. Grant of Lien and Security Interest in Assets. (A) If the Rating Level is Level 2 on the Second Ratings Adjustment Date, then upon the request of the Required Banks; and (B) upon the occurrence of an Automatic Collateral Rights Event, without any act by the Agent or the Banks, the Borrower shall and shall cause each Subsidiary of the Borrower to grant to the Collateral Agent, on behalf of the Secured Parties, within thirty (30) days after the earlier of such request by the Required Banks or the occurrence of such Automatic Collateral Rights Event, a continuing lien upon and security interest in any and all then owned or thereafter acquired property which shall include any or all: (1) real property, whether fee simple, leasehold or other; and (2) personal property and other assets, then owned or thereafter existing or acquired, of any type or description, including but not limited to all inventory, accounts receivable, equipment, contract rights, accounts, general intangibles, instruments, investment securities, investment property, chattel paper, notes, drafts, acceptances and all monies, deposit accounts and bank balances, all books and records, computer tapes and programs and ledger books arising out of or related to any of the foregoing; and (3) proceeds and products of each of the foregoing in any form whatsoever including without limitation insurance proceeds. Within such thirty (30) day period, the Borrower shall execute and deliver to the Collateral Agent and shall cause each Subsidiary of the Borrower to execute and deliver to the Collateral Agent any and all deeds of trust, security deeds, mortgages, security agreements, pledge agreements, UCC financing statements, and other collateral assignments, documents, agreements and certificates as the Agent and its counsel shall reasonably request, all in form and substance satisfactory to the Agent and its counsel in its sole discretion (collectively referred to as the "Section 5.31 Security Instruments"). Each Section 5.31 Security Instrument shall be duly recorded in each office where such recording is required to constitute a valid lien on the property covered thereby. Within such thirty (30) day period, the Borrower shall deliver to the Collateral Agent, as applicable, at the Borrower's expense: (1) mortgagee title insurance policies issued by a title insurance company satisfactory to the Collateral Agent in its sole discretion insuring the Collateral Agent and the Secured Parties, as mortgagees; such policies shall be in form and substance satisfactory to the Collateral Agent and its counsel in their sole discretion and shall insure a valid first lien on the property covered thereby, subject only to Liens permitted under Section 5.09; (2) such other documents, instruments and agreements, including without limitation, as built surveys, environmental reports, landlord waivers and such other items as the Collateral Agent in its sole discretion and its counsel may reasonably request relating to the property subject to such Section 5.31 Security Instruments; and (3) UCC financing statement searches in each jurisdiction where recording is required to constitute a valid lien on the collateral covered thereby, confirming the perfected first priority security interest of the Collateral Agent and the Secured Parties on the collateral covered thereby, subject only to Liens permitted under Section 5.09. Within such thirty (30) day period, the Borrower shall and shall cause each Subsidiary to duly execute and/or deliver (or cause to be duly executed and/or delivered) to the Collateral Agent and the Secured Parties any instrument, invoice, document, stock certificate, document of title, instrument, certificate, warrant, receipt, bill of lading, order, financing statement, assignment, waiver, consent or other writing which may be reasonably necessary to the Collateral Agent and the Secured Parties to carry out the terms of this Section 5.31 and any of the other
Section 5.31 Security Instruments or Supplemental Mortgages and to perfect their security interest in and facilitate the collection of the collateral, the proceeds thereof and any other property at any time constituting security to the Collateral Agent and the Secured Parties. After such thirty (30) day period, the Borrower shall and shall cause the Subsidiaries to perform or cause to be performed such acts as the Collateral Agent and the Secured Parties may request to establish or maintain for the Collateral Agent and the Secured Parties a valid and perfected security interest in and security title to the collateral set forth above, free and clear of any liens other than in favor of the Collateral Agent and other than as permitted under Section 5.09.

               If the Rating Level is Level 2 on the Second Ratings Adjustment Date or if an Automatic Collateral Rights Event occurs, then if at any time thereafter the Borrower or any Subsidiary shall acquire at any time or times thereafter any interest in real property, the Borrower agrees promptly to notify the Agent and each Bank thereof in writing and shall execute and deliver to the Collateral Agent and the Secured Parties, as additional security and collateral, deeds of trust, security deeds, mortgages or other collateral assignments satisfactory in form and substance to the Collateral Agent and its counsel (herein collectively referred to as "Supplemental Mortgages") covering such real property. Each Supplemental Mortgage shall be duly recorded in each office where such recording is required to constitute a valid lien on the real property covered thereby. The Borrower shall deliver and shall cause each Significant Subsidiary to deliver to the Collateral Agent and the Secured Parties, at the Borrower's expense, mortgagee title insurance policies and such other documents including without limitation as built surveys and environmental reports as set forth in the preceding paragraph with respect to Section 5.31 Security Instruments.

               SECTION 5.32. Corporate Rating. If the Rating Level is Level 2 on the First Ratings Adjustment Date, the Borrower shall obtain, on or before July 31, 1999, a corporate credit rating respecting the Borrower issued by Moody's and S&P and upon receipt of such rating the Borrower shall immediately notify the Agent and the Banks of such rating.

               SECTION 5.33. Capital Expenditures. The Borrower agrees that so long as any Bridge Subordinated Debt is outstanding, Capital Expenditures will not exceed in the aggregate in any Fiscal Year the sum of $25,000,000; provided that after giving effect to the incurrence of any Capital Expenditures permitted by this section, no Default shall have occurred and be continuing.

               SECTION 5.34. Permitted Securitizations. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or consummate any financing program providing for the sale or transfer of Securitization Assets by the Borrower or any Subsidiary unless such financing program constitutes a "Permitted Securitization" as defined in Section 1.01; provided, that the aggregate Net Disposition Proceeds received by the Borrower and its Subsidiaries from any and all Permitted Securitizations entered into or consummated prior to the repayment in full of the Bridge Subordinated Debt shall not exceed $45,000,000.

               SECTION 5.35. Restricted Payments. The Borrower will not declare or make any Restricted Payment at any time if: (1) the declaration or making of such Restricted Payment is prohibited under the terms of any Subordinated Debt Document; or (2) after giving effect to the payment of any such Restricted Payment, a Default or Event of Default shall occur.

                                   ARTICLE VI

                                    DEFAULTS

               SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

               (a) the Borrower shall fail to pay when due any principal of any Revolving Credit Loan, Swing Line Loan or any Term Loan or shall fail to pay any interest on any Revolving Credit Loan, Swing Line Loan or any Term Loan within five Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within five Domestic Business Days after such fee or other amount becomes due; or

               (b) the Borrower or any Subsidiary shall fail to observe or perform any covenant contained in Sections 5.02(ii), or 5.03, 5.04, 5.05, 5.06, or 5.10 to 5.14, inclusive, Section 5.23, Section 5.26, Section 5.28, Section 5.30, Section 5.32 or Section 5.34;

               (c) any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in any Loan Document (other than those covered by clause (a) or (b) above) for thirty days after the earlier of (i) the first day on which an Executive Officer of any Loan Party has knowledge of such failure or (ii) written notice thereof has been given to the Borrower by the Agent at the request of any Bank; or

               (d) any representation, warranty, certification or statement made or deemed made by any Loan Party in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

               (e) the Borrower or any Subsidiary shall fail to make any payment in respect of Debt outstanding (other than the Notes) in an aggregate principal amount in excess of $5,000,000 when due or within any applicable grace period; or

               (f) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of the Borrower or any Subsidiary in an aggregate principal amount in excess of $5,000,000 or the mandatory prepayment or purchase of such Debt by the Borrower (or its designee) or such Subsidiary (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

               (g) the Borrower, any other Loan Party or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

               (h) an involuntary case or other proceeding shall be commenced against the Borrower, any other Loan Party or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower, any other Loan Party or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

               (i) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans in a distress termination under Section 4041(c) of ERISA shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

               (j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

               (k) a federal tax lien shall be filed against the Borrower or any Significant Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Significant Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

               (l) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the Voting Stock of the Borrower; or
(ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

               (m) if any provision of this Agreement, any Note, the Guaranty, the Pledge Agreement or the Indemnity Subrogation and Contribution Agreement shall for any reason cease to be valid and binding on any Loan Party, or any Loan Party shall deny or disaffirm its obligations thereunder; or

               (n) if the Pledge Agreement or if executed and delivered pursuant to Section 5.31, any Section 5.31 Security Instrument or Supplemental Mortgage shall for any reason cease to create a valid and perfected first priority security interest in any of the Collateral or Section 5.31 Collateral, as the case may be, purported to be encumbered thereby; or

               (o) an event of default shall occur and be continuing under any of the Section 5.31 Security Instruments or Supplemental Mortgages and such default or event of default continues beyond any applicable cure or grace period provided in such Section 5.31 Security Instruments or Supplemental Mortgages; or

               (p) an event of default shall occur under any of the Subordinated Debt Documents;

then, and in every such event, the Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Revolving Credit Commitments and Term Loan Commitments and they shall thereupon terminate, (ii) if requested by the Swing Line Lender, by notice to the Borrower terminate the Swing Line facility set forth in Section 2.13; and (iii) if requested by the Required Banks, by notice to the Borrower declare the Notes (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Notes (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower, any Guarantor or any other act by the Agent or the Banks, the Revolving Credit Commitments, the Term Loan Commitments and the Swing Line facility set forth in
Section 2.13 shall thereupon automatically terminate and the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, the Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Banks.

               SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

                                   ARTICLE VII

                                    THE AGENT

               SECTION 7.01. Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The provisions of this Article VII are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and under the other Loan Documents, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation (other than such obligations that are specifically described herein) towards or relationship of agency or trust with or for the Borrower. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank.

               SECTION 7.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

               SECTION 7.03. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on the Term Loans, Swing Line Loans or the Revolving Credit Loans) unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall give each Bank prompt notice of each non-payment of principal of or interest on the Term Loans, Swing Line Loans and the Revolving Credit Loans, whether or not it has received any notice of the occurrence of such non-payment. The Agent shall (subject to Section 9.05) take such action with respect to such Default or Event of Default as shall be directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

               SECTION 7.04. Rights of Agent and its Affiliates as a Bank. With respect to any Term Loan, Swing Line Loan or Revolving Credit Loan made by Wachovia or an Affiliate of Wachovia, such Affiliate and Wachovia in their capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not an Affiliate of Wachovia (or in Wachovia's case, acting as the Agent), and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include such Affiliate of Wachovia or Wachovia in its individual capacity. Such Affiliate and Wachovia may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if they were not an Affiliate of the Agent or the Agent, respectively; and such Affiliate and Wachovia may accept fees and other consideration from the Borrower (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and Wachovia) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

               SECTION 7.05. Indemnification. Each Bank severally agrees to indemnify the Agent, to the extent the Agent shall not have been reimbursed by the Borrower, ratably in accordance with the aggregate amount of its Revolving Credit Commitment and Term Loan Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however, that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

               SECTION 7.06. CONSEQUENTIAL DAMAGES. THE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

               SECTION 7.07. Payee of Note Treated as Owner. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the provisions of Section 9.07(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

               SECTION 7.08. Non-Reliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself (or any Bank) informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Agent. The Borrower and each Bank acknowledges that each Bank designated as a "Documentation Agent" or "Syndication Agent" on the signature pages of this Agreement shall have no right, duty or responsibility, and shall incur no liability, under this Agreement in its capacity as a "Documentation Agent" or "Syndication Agent".

               SECTION 7.09. Failure to Act. Except for action expressly required of the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Agent by reason of taking, continuing to take, or failing to take any such action.

               SECTION 7.10. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent that has been duly appointed by the Required Banks shall have accepted such appointment within 30 days after the retiring Agent's notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. Any successor Agent shall be a bank which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

                                  ARTICLE VIII

                      CHANGE IN CIRCUMSTANCES; COMPENSATION

               SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

               (a) the Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

               (b) the Required Banks advise the Agent that the London Interbank Offered Rate, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding the relevant type of Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make the Euro-Dollar Loans specified in such notice shall be suspended. Unless the Borrower notifies the Agent at least 2 Domestic Business Days before the date of any Euro-dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such borrowing shall instead be made as a Base Rate Borrowing.

               SECTION 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an "Authority" and any such event being referred to as a "Change of Law"), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan of such Bank, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

               SECTION 8.03. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any
Authority:

               (i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Loans or any other amounts due under this Agreement in respect of its Euro-Dollar Loans or its obligation to make Euro-Dollar Loans (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Lending Office is located); or

               (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

               (iii) shall impose on any Bank (or its Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

               (b) If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

               (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

               (d) The provisions of this Section 8.03 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

               SECTION 8.04. Base Rate Loans Substituted for Euro-Dollar Loans. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

               (a) all Term Loans and Revolving Credit Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans (in all cases interest and principal on such Term Loans or Revolving Credit Loans, as the case may be, shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

               (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply to any Bank, the Borrower shall remain liable for, and shall pay to such Bank as provided herein, all amounts due such Bank under Section 8.03 in respect of the period preceding the date of conversion of such Bank's Term Loans and Revolving Credit Loans resulting from the Borrower's election.

               SECTION 8.05. Compensation. Upon the request of any Bank, delivered to the Borrower and the Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense incurred by such Bank as a result of:

        (a) any payment or prepayment (pursuant to Section 2.09, Section 2.10 or otherwise) of a Euro-Dollar Loan on a date other than the last day of an Interest Period for such Euro-Dollar Loan;

        (b) any failure by the Borrower to prepay a Euro-Dollar Loan on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

        (c) any failure by the Borrower to borrow a Euro-Dollar Loan on the date for the Euro-Dollar Borrowing of which such Euro-Dollar Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to Section 2.02;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Loan provided for herein over
(y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

                                   ARTICLE IX

                                  MISCELLANEOUS

               SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective(i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed,
(ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II or Article VIII shall not be effective until received.

               SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               SECTION 9.03. Expenses; Documentary Taxes; Indemnification. (a) The Borrower shall pay(i) all out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Agent or any Bank, including reasonable fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

               (b) The Borrower shall indemnify the Agent and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

               (c) The Borrower shall indemnify the Agent, the Banks and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from any investigation, litigation (including, without limitation, any actions taken by the Agent or any of the Banks to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Agent and each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, reasonable legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

               SECTION 9.04. Set-Offs; Sharing of Set-Offs. (a) The Borrower hereby grants to each Bank, as security for the full and punctual payment and performance of the obligations of the Borrower under this Agreement, a continuing lien on and security interest in all deposits and other sums credited by or due from such Bank to the Borrower or subject to withdrawal by the Borrower; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, each Bank may at any time upon or after the occurrence of any Event of Default, and without notice to the Borrower, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom.

               (b) Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Revolving Credit Notes and Term Loan Notes held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all principal and interest owing with respect to the Revolving Credit Note and Term Loan Notes held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Revolving Credit Notes and Term Loan Notes held by the other Banks owing to such other Banks, and/or such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Revolving Credit Notes and Term Loan Notes held by the Banks owing to such other Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Revolving Credit Notes and Term Loan Notes, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Bank's ratable share (according to the proportion of (x) the amount of such other Bank's required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Revolving Credit Note and Term Loan Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

               SECTION 9.05. Amendments and Waivers. (a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all of the Banks, (i) change the Revolving Credit Commitment or Term Loan Commitment of any Bank or subject any Bank to any additional obligation, (ii) change the principal of or reduce the rate of interest on any Term Loan, Swing Line Loan or Revolving Credit Loan or the amount of any fees hereunder or the amount of the Obligations (as defined in the Guaranty) payable by any Guarantor under the Guaranty, (iii) change the date fixed for any reduction of the Term Loan Commitment or any payment of principal of or interest on any Term Loan, Swing Line Loan or Revolving Credit Loan or any fees hereunder or any of the Obligations (as defined in the Guaranty) under the Guaranty, (iv) change the amount of principal or reduce the amount of interest or fees due on any date fixed for the payment thereof under this Agreement, the Notes or any other Loan Document, (v) change the percentage of the Revolving Credit Commitment or Term Loan Commitment or of the aggregate unpaid principal amount of the Notes, or the percentage of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement or modify the definition of Required Banks, (vi) change the manner of application of any payments made under this Agreement, the Guaranty or the Notes, (vii) release or substitute all or any substantial part of the Collateral held as security for the Term Loans, Swing Line Loans, the Revolving Credit Loans or any of the Obligations, (viii) waive any of the conditions precedent contained in Section 3.01 or Section 3.02, (ix) amend or modify Section 5.31, or (x) release, discharge or terminate any guaranty given to support payment of the Term Loans or Revolving Credit Loans (including, without limitation, the Guaranty); provided further that no such amendment or waiver shall, unless signed by the Swing Line Lender, change any provision of this Agreement (including without limitation Section 2.13) relating to the Swing Line Loans.

               (b) The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Bank forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Banks.

               SECTION 9.06. Margin Stock Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

               SECTION 9.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

               (b) Any Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Term Loan, Swing Line Loan or Revolving Credit Loan owing to such Bank, any Note held by such Bank, any Term Loan Commitment or Revolving Credit Commitment hereunder or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related Term Loan, Swing Line Loan or Revolving Credit Loan or Term Loans or Swing Line Loans or Revolving Credit Loans, (ii) the change of the amount of any principal, or the reduction of any interest or fees due on any date fixed for the payment thereof with respect to the related Term Loan, Swing Line Loan or Revolving Credit Loan or Term Loans, Swing Line Loans or Revolving Credit Loans, (iii) the change of the principal of the related Term Loan, Swing Line Loan or Revolving Credit Loan or Term Loans, Swing Line Loans or Revolving Credit Loans, (iv) any reduction in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) commitment fee is payable hereunder from the rate at which the Participant is entitled to receive interest or commitment fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the Collateral held as security for the Term Loans, Swing Line Loans or Revolving Credit Loans, or (vi) the release of any guaranty given to support payment of the Term Loans or Revolving Credit Loans. Each Bank selling a participating interest in any Term Loan, Swing Line Loan or Revolving Credit Loan, Note, Term Loan Commitment, Revolving Credit Commitment or other interest under this Agreement shall, within 10 Domestic Business Days of such sale, provide the Borrower and the Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Term Loans, Swing Line Loans and Revolving Credit Loans outstanding from time to time.

               (c) Any Bank may at any time assign to one or more banks or financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit H, executed by such Assignee, such transferor Bank and the Agent (and, in the case of (i) an Assignee that is not then a Bank or an Affiliate of a Bank; and
(ii) an assignment not made during the existence of a Default or an Event of Default, by the Borrower); provided that (i) no interest may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank's Term Loan Commitment and Revolving Credit Commitment, (ii) the aggregate amount of the Term Loan Commitment and Revolving Credit Commitment of the assigning Bank subject to such assignment (determined as of the effective date of the assignment) shall be equal to or greater than $5,000,000, (iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank without the consent of the Borrower, which consent shall not be unreasonably withheld, provided that the Borrower's consent shall not be necessary with respect to any assignment made during the existence of a Default or an Event of Default; and (iv) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank, without the consent of the Agent, which consent shall not be unreasonably withheld, provided, that, although the Agent's consent may not be necessary with respect to an Assignee that is then a Bank or an Affiliate of a Bank, no such assignment shall be effective until the conditions set forth in the following sentence are satisfied. Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Agent and (if applicable) the Borrower,
(B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Agent, (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, and (D) payment by the assigning Bank of a processing and recordation fee of $3,500 to the Agent, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with a Term Loan Commitment and Revolving Credit Commitment, as the case may be, as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to each of such Assignee and such transferor Bank.

               (d) Subject to the provisions of Section 9.08, the Borrower authorizes each Bank to disclose to any Participant, Assignee or other transferee (each a "Transferee") and any prospective Transferee any and all financial and other information in such Bank's possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank's credit evaluation prior to entering into this Agreement.

               (e) No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of
Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

               (f) Anything in this Section 9.07 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of the Term Loans, Swing Line Loans, Revolving Credit Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Term Loans, Swing Line Loans, Revolving Credit Loans and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Term Loans, Swing Line Loans, Revolving Credit Loans and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

               SECTION 9.08. Confidentiality. Each Bank agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Term Loans, Swing Line Loans and Revolving Credit Loans; provided, however, that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Agent, any Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Bank's legal counsel, Affiliates and independent auditors and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.08.

               SECTION 9.09. Representation by Banks. Each Bank hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Term Loans, Swing Line Loans and Revolving Credit Loans hereunder for its own account in the ordinary course of such business; provided, however, that, subject to
Section 9.07, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

               SECTION 9.10. Obligations Several. The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

               SECTION 9.11. Survival of Certain Obligations. Sections 8.03(a), 8.03(b), 8.05 and 9.03, and the obligations of the Borrower thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement and the Revolving Credit Commitments and Term Loan Commitments and the payment in full of the principal of and interest on all Term Loans, Swing Line Loans and Revolving Credit Loans.

               SECTION 9.12. Georgia Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of Georgia.

               SECTION 9.13. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

               SECTION 9.14. Interest. In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Bank by the Borrower or inadvertently received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law.

               SECTION 9.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

               SECTION 9.16. Consent to Jurisdiction. The Borrower (a) submits to personal jurisdiction in the State of Georgia, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, (b) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of Georgia for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents, and (c) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Agent from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

               SECTION 9.17. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


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

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

                                    CADMUS COMMUNICATIONS CORPORATION

                                    By: ___________________________ (SEAL)
                                    Title: Vice President and Treasurer
                                    Suite 500
                                    6620 West Broad Street
                                    Richmond, Virginia 23230
                                    Attention: Mr. David E. Bosher
                                    Telecopy number:(804) 287-5683
                                    Telephone number: (804) 287-5680

                                    WACHOVIA BANK, N.A., as Agent

                                    By: ___________________________ (SEAL)
                                    Title:

                                    191 Peachtree Street, N.E.
                                    Atlanta, Georgia  30303-1757
                                    Attention: Manager, Syndicate Loan Services
                                    Telecopy number:      (404) 332-5144
                                    Telephone number:     (404) 332-4008


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


Revolving Credit Commitment:
$27,187,500                         FIRST UNION NATIONAL BANK



Term Loan Commitment:               By:___________________________ (SEAL)
$10,312,500                         Title:

                                    Lending Office
                                    First Union National Bank
                                    301 South College Street, DC5
                                    Charlotte, North Carolina  28288
                                    Attention:  William R. Goley, Vice President
                                    Telecopy number:  (704) 374-4793
                                    Telephone number:  (704) 383-8180


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


Revolving Credit Commitment:
$27,187,500                         NATIONSBANK, N.A.



Term Loan Commitment:               By:___________________________ (SEAL)
$10,312,500                         Title:

                                    Lending Office
                                    Bank of America Corporate Center
                                    100 North Tryon Street
                                    17th Floor
                                    Charlotte, North Carolina  28255-0001
                                    Attention:  Michael McKenney
                                    Telecopy number:  (704) 388-0960
                                    Telephone number:  (704) 388-5920


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


Revolving Credit Commitment:
$50,750,000                         WACHOVIA BANK, N.A., as a Bank

Term Loan Commitment:
$19,250,000
                                    By:______________________________(SEAL)
                                    Title:_____________________________

                                    Lending Office:

                                    Wachovia Bank, N.A.
                                    1021 East Cary Street
                                    Richmond, Virginia  23219
                                    Attention: Christopher Borin
                                    Telecopy number:  (804) 697-7581
                                    Telephone number:  (804) 697-6820

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


Revolving Credit Commitment:
$18,125,000                         FLEET NATIONAL BANK



Term Loan Commitment:               By:___________________________ (SEAL)
$6,875,000                          Title:

                                    Lending Office
                                    Fleet National Bank
                                    One Federal Street, 7th Floor
                                    MA OF DO7L
                                    Boston, Massachusetts  02110
                                    Attention:  David Harnisch, Vice President
                                    Telecopy number:  (617) 346-0145
                                    Telephone number:  (617) 346-0597


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


Revolving Credit Commitment:
$10,875,000                    CRESTAR BANK



Term Loan Commitment:          By:___________________________ (SEAL)
$4,125,000                     Title:

                               Lending Office
                               Crestar Bank
                               919 East Main Street
                               22nd Floor
                               Richmond, Virginia  23219
                               Attention: Brad H. Booker, Senior Vice President Telecopy number: (804) 782-5413
                               Telephone number: (804) 782-7781



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


Revolving Credit Commitment:
$10,875,000                         NATIONAL CITY BANK OF KENTUCKY



Term Loan Commitment:               By:___________________________ (SEAL)
$4,125,000                          Title:

                                    Lending Office
                                    National City Bank of Kentucky
                                    101 South Fifth Street
                                    Locator #708J
                                    Louisville, Kentucky  40202
                                    Attention:  Todd Ethington, Vice President
                                    Telecopy number:  (502) 581-5122
                                    Telephone number:  (502) 581-4397




--------------

TOTAL COMMITMENTS:
Revolving Credit Commitments:
$145,000,000

Term Loan Commitments:

$55,000,000